UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SPAR Group, Inc.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held January 16, 2020

To the Stockholders of SPAR Group, Inc.:

You are invited to attend a Special Meeting of the Stockholders of SPAR Group, Inc. ("SGRP" or the "Corporation", and together with its subsidiaries, the "SPAR Group" or the "Company"), which will be held at [11:00 am], Eastern Time, on January 16, 2020, at the offices of the Corporation located at 333 Westchester Avenue, South Building, Suite 204, White Plains, NY 10604, for the following purposes:

1.     To consider and vote on the stockholder proposal to remove Arthur B. Drogue, currently one of four independent directors and Chairman of SGRP, from the Board of Directors of SGRP (the "Board"), without cause, effective immediately (See Proposal 1, below);

2.     To consider and vote on the stockholder proposal to remove R. Eric McCarthey, currently one of four independent directors of SGRP and Chairman of its Audit Committee, from the Board, without cause, effective immediately (See Proposal 2, below);

3.     To consider and approve the stockholder proposed Amendment No. 1 to SGRP's current By-Laws to reduce the previously agreed upon period of time during which the Board may exclusively fill any vacancies on the Board from 90 days to 30 days (See Proposal 3, below);

4.     To consider and approve the stockholder proposed Amendment No. 2 to SGRP's current By-Laws that would require the Board to have a majority of "Independent Directors" as newly and narrowly defined in the proposed amendment (See Proposal 4, below);

5.     To consider and grant authority to the Board to increase the size of the Board to nine directors without further stockholder action if the Board deems it reasonably necessary for majority board independence (See Proposal 5, below); and

6.     To consider, ratify and approve the Board's adoption of the 2019 Plan Amendment to SGRP's 2018 Stock Compensation Plan (See Proposal 6, below).

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the stockholders of record at the close of business on October 30, 2019, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

/s/James R. Segreto James R. Segreto Secretary, Treasurer and Chief Financial Officer

[●], 2019
White Plains, New York

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDERS MEETING TO BE HELD ON JANUARY 16, 2020: THE PROXY STATEMENT IS AVAILABLE AT investors.sparinc.com/sec-filings. YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR CAST YOUR PROXY VOTES BY TELEPHONE OR INTERNET, AS PROVIDED IN THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. PROXIES ARE REVOCABLE AT ANY TIME AND THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING. REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS SHOULD BE ADDRESSED TO MR. JAMES R. SEGRETO, SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER, AT THE OFFICES OF THE CORPORATION: SPAR GROUP, INC., 333 WESTCHESTER AVENUE, SOUTH BUILDING, SUITE 204, WHITE PLAINS, NEW YORK 10604.

SPAR GROUP, INC.
333 Westchester Avenue
South Building, Suite 204
White Plains, New York 10604

PROXY STATEMENT

Special Meeting of Stockholders
To Be Held January 16, 2020

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of SPAR Group, Inc., a Delaware corporation ("SGRP" or the "Corporation", and together with its subsidiaries, the "SPAR Group" or the "Company"), for use at the Special Meeting of Stockholders to be held on January 16, 2020, at [11:00 am], Eastern Time, at the offices of the Corporation located at 333 Westchester Avenue, South Building, Suite 204, White Plains, NY 10604 (the "Special Meeting"), and any adjournment or postponement thereof. This Proxy Statement and the form of proxy to be utilized at the Special Meeting were mailed or delivered to the stockholders of SGRP on or about December [●], 2019, as filed on December [●], 2019, with the Securities and Exchange Commission (the "SEC").

MATTERS TO BE CONSIDERED

The Special Meeting has been called to: (1) to consider and vote on the stockholder proposal to remove Arthur B. Drogue, currently one of four independent directors of SGRP and its Chairman, from the Board, without cause, effective immediately (See Proposal 1, below); (2) to consider and vote on the stockholder proposal to remove R. Eric McCarthey, currently one of four independent directors of SGRP and Chairman of its Audit Committee, from the Board, without cause, effective immediately (See Proposal 2, below); (3) to consider and approve the stockholder proposed Amendment No. 1 to SGRP's current By-Laws to reduce the previously agreed upon period of time during which the Board may exclusively fill any vacancies on the Board from 90 days to 30 days (See Proposal 3, below); (4) to consider and approve the stockholder proposed Amendment No. 2 to SGRP's current By-Laws that would require the Board to have a majority of "Independent Directors" as newly and narrowly defined in the proposed amendment (See Proposal 4, below); (5) to consider and grant authority to the Board to increase the size of the Board to nine directors without further stockholder action if the Board deems it reasonably necessary for majority board independence (See Proposal 5, below); and (6) to consider, ratify and approve the adoption by the Board of the 2019 Plan Amendment to SGRP's 2018 Stock Compensation Plan (See Proposal 6, below).

RECORD DATE AND VOTING

The Board has fixed the close of business on October 30, 2019, as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Special Meeting and any adjournment or postponement thereof. As of the Record Date, there were 21,093,762 shares outstanding of SGRP's common stock, $0.01 par value (the "Common Stock"), and there were no shares outstanding of SGRP's series "A" preferred stock, $0.01 par value (the "Preferred Stock").

QUORUM AND VOTING REQUIREMENTS

Each stockholder of record is entitled to one vote for each share of Common Stock on any matter coming before the Special Meeting. The holders of record of at least one-half of the outstanding shares of Common Stock entitled to vote at the Special Meeting (10,546,881shares) must be present at such Special Meeting (in person or by proxy) and will constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld or abstentions are cast or shares that are "broker non-votes" (as discussed below), will be considered present at the Special Meeting for purposes of determining a quorum.

Brokers holding shares of Common Stock for beneficial owners in "street name" must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on "routine" proposals, (e.g., the vote to ratify the selection of the principal independent registered accounting firm at SGRP's annual stockholder meetings), which means that a broker may vote on behalf of a beneficial owner for such "routine" proposals in the broker's discretion if the beneficial owner does not provide specific instructions to the broker. However, in the case of the Special Meeting, all of the proposals to be voted on by SGRP's stockholders of record are "non-routine" proposals. Therefore, a broker may not vote on any proposals at the Special Meeting unless it receives specific instructions from the beneficial owner. A "broker non-vote" occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner or otherwise does not vote. Under applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to each of the proposals to be voted on at the Special Meeting, your broker may not vote with respect to any such proposals.

In accordance with SGRP's By-Laws, votes cast for any proposal do not include abstentions, non-votes (including broker non-votes) or inconclusive votes (i.e., no box clearly checked, multiple boxes checked, and the like) respecting any candidate or matter, are not counted as votes "FOR" or "AGAINST", and will have no effect on the outcome of any such proposal (each a "Non-Vote").

A majority of shares of Common Stock (50% or 10,546,881shares) entitled to vote must vote in favor of the removal of either Messrs. Drogue and McCarthey from the Board for the applicable proposal to pass (See Proposals 1 and 2, below). Mr. Drogue has agreed to immediately retire if a majority of the shares of Common Stock votes in favor of his removal; and Mr. McCarthey has agreed to immediately retire if a majority of the shares of Common Stock votes in favor of his removal

The affirmative vote of a majority of votes cast at the Special Meeting in person or by proxy is required to approve the adoption of the proposed Amendment No. 1 to SGRP's current By-Laws to reduce the period of time during which the Board may fill any vacancies on the Board from 90 days to 30 days (See Proposal 3, below).

The affirmative vote of a majority of votes cast at the Special Meeting in person or by proxy is required to approve the adoption of the proposed Amendment No. 2 to SGRP's current By-Laws to require the Board to have a majority of "Independent Directors" as newly and narrowly defined in the proposed amendment (See Proposal 4, below).

The affirmative vote of a majority of votes cast at the Special Meeting in person or by proxy is required to approve the proposal granting authority to the Board to increase the size of the Board to nine directors without further stockholder action if the Board deems it reasonably necessary for majority board independence (See Proposal 5, below).

The affirmative vote of a majority of votes cast at the Special Meeting in person or by proxy is required to approve the adoption of the 2019 Plan Amendment (as defined below) to SGRP's 2018 Stock Compensation Plan (See Proposal 6, below).

All proxies that are properly completed, signed and returned (or registered, completed, authenticated and submitted if by telephone or internet) prior to the Special Meeting will be voted in accordance with the directions made thereon or, in the absence of directions (other than a Non-Vote): (1) against the removal of Mr. Drogue from the Board (See Proposal 1, below), (2) against the removal of Mr. McCarthey from the Board (See Proposal 2, below), (3) against the proposed Amendment No. 1 to SGRP's current By-Laws to reduce the period of time during which the Board may fill any vacancies on the Board from 90 days to 30 days (See Proposal 3, below), (4) against the proposed Amendment No. 2 to SGRP's current By-Laws to require the Board to have a majority of "Independent Directors" as newly and narrowly defined in the proposed amendment (See Proposal 4, below), (5) for the proposal to grant the Board authority to increase the Board size to nine if the Board deems it reasonably necessary to comply with majority board independence (See Proposal 5, below) , and (6) for the approval of the 2019 Plan Amendment (See Proposal 6, below).

In accordance with SGRP's By-Laws, no proposals or matters other than those specifically described above are permitted to come before the Special Meeting. If any other matters or motions are attempted to be presented at the Special Meeting, they will be ruled out of order and denied. It is the intention of the persons named in the accompanying form of Proxy to vote Proxies in accordance with their judgment on those matters or motions to the greatest extent permitted by applicable law, including any matter dealing with the conduct of the Special Meeting.

Proxies may be revoked at any time prior to their exercise (1) by written notification to the Secretary of SGRP at SGRP's principal executive offices located at 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604, (2) by delivering a duly executed proxy bearing a later date, or (3) by the stockholder attending the Special Meeting and voting his or her shares in person.

PROPOSAL 1 – STOCKHOLDER PROPOSAL TO REMOVE ARTHUR B. DROGUE AS AN INDEPENDENT DIRECTOR AND CHAIRMAN OF SGRP WITHOUT CAUSE, EFFECTIVE IMMEDIATELY

Background

One of the co-founders of SPAR Group, Inc. ("SGRP" and, together with its subsidiaries, the "Company"), Mr. Robert G. Brown ("Mr. Brown"), who retired as the Chairman and an officer and director of SGRP on May 3, 2018, and SP/R, Inc. Defined Benefit Pension Trust (the "SP/R Trust" and, together with Mr. Brown, the "Brown Group"),which is a trust for the benefit (in part) of Mr. Brown and controlled by Mr. Brown's children as its trustees, filed an amendment to Schedule 13D as a group on August 19, 2019 (the "Brown Group 13D"), with the Securities and Exchange Commission (the "SEC"), announcing their joint efforts in facilitating the Brown Group Special Meeting Request (defined below) and the Brown Group Written Consents (defined below).  Mr. Brown and the SP/R Trust are significant holders of SGRP Shares and in the Brown Group 13D reported sole ownership of and voting power respecting 5,236,018 SGRP Shares by Mr. Brown and ownership of and shared voting power respecting 1,109,625 SGRP Shares by the SP/R Trust.  Together, the SGRP Shares of Mr. Brown and the SP/R Trust (the "Brown Group Shares") total 6,345,643 SGRP Shares, or approximately 30.1% of the 21,093,763 outstanding SGRP Shares as of August 2, 2019 (as reported in SGRP's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as filed with the SEC on August 14, 2019).

Mr. Brown and Mr. William H. Bartels, who also is a co-founder and currently is Vice Chairman and a director and officer of SGRP, have filed Schedule 13Ds as a group with the SEC, most recently on October 18, 2019, and have taken collective action through their written consents.  Mr. Bartels individually owns 5,288,693 shares 25.1% of SGRP Shares (the "Bartels Shares").  Together, the Brown Group and Mr. Bartels (the "Majority Stockholders") beneficially own a total of approximately 55.2% (or 11,634,336 shares) of the total SGRP Shares issued and outstanding as of August 2, 2019 (as reported in SGRP's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the SEC on November 14, 2019). For a description of the past written consents submitted by the Majority Stockholders as a group, see SGRP's Current Reports on Form 8-K as filed with the SEC on July 6, 2018 (removal of Laurence T. Kellar as an independent director), and on September 28, 2018 (challenge of proposed By-Law amendments).

On August 20, 2019, SGRP physically received from the Brown Group: (1) a Written Request of Stockholders of SPAR Group, Inc. to Call a Special Meeting respecting (A) the removal of Mr. Arthur B. Drogue and Mr. R. Eric McCarthey as directors from the Board (who are each independent directors) and (B) certain amendments to SGRP's current By-Laws (See Proposal 3 and Proposal 4, below) (the "First Brown Group Special Meeting Request"); and (2) Written Consents of Stockholders seeking to appoint Panos Lazaretos (see Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director, below) as a director of SGRP (the "Brown Group Written Consents"). The Brown Group Written Consents were not then effective because signatures by a majority (more than 50%) of the outstanding SGRP Shares is required for stockholder written consents to be effective.

Mr. Bartels did not participate in the Brown Group Written Consents. However, on October 14, 2019, SGRP physically received a written consent action from Mr. Bartels in substantially the same form as the Brown Group Written Consents, which consent action increased the Board size to create a vacancy and filled such vacancy by appointing Mr. Lazaretos as a director of SGRP (together with the Brown Group Written Consents, the "Written Consents").

On September 13, 2019, SGRP received physical delivery of a second Written Request of Stockholders of SPAR Group, Inc. to Call a Special Meeting from the Brown Group (together with the First Brown Group Special Meeting Request, the "Brown Group Special Meeting Request") for the following purposes: (1) to consider the removal of two independent directors, Messrs. Drogue and McCarthey, (2) to consider the appointment of Mr. Lazaretos, (3) to consider amending SGRP's current By-Laws to reduce the period of time during which the Board may fill any vacancies on the Board from 90 days (as agreed to by Mr. Brown with the Board as part of the Delaware Settlement (as defined below) to 30 days and (4) to consider amending SGRP's current By-Laws to require the Board to have a majority of "Independent Directors" as newly and narrowly defined in the proposed amendment (See Proposal 4, below). The Brown Group Special Meeting Request also asked that the stockholders consider the election of Panagiotis ("Panos") N. Lazaretos as a Director, but since he will already be a director at the time of the Special Meeting, that ballot item is no longer necessary and has been omitted (see Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director, below).

If the Majority Stockholders act as such group and vote together, they can approve any of the Special Meeting proposals.

SGRP did not participate in and did not and does not support the unilateral Brown Group Special Meeting Request and did not participate in the unilateral Written Consents.

Increase of the Size of the Board of Directors

The Written Consents included resolutions to increase the size of the Board from seven to eight in order to create a vacancy to be filled by the Mr. Lazaretos, which became effective on December 10, 2019.

Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director

Panagiotis ("Panos") N. Lazaretos was unilaterally selected, appointed and elected by the Majority Stockholders pursuant to the Written Consents (as defined above) to serve on the Board until the next annual meeting of stockholders and until his respective successor has been duly elected and qualified, which became effective on December 10, 2019.

The Written Consents were delivered in escrow pending the Board meeting on October 13, 2019, in which the five Board members present approved a resolution, conditioned upon release of the Written Consents, confirming the following (the "Confirmation"): (1) receipt of the Written Consents; the increase in Board size from seven to eight and the election of Mr. Lazaretos to the Board pursuant to the Written Consents, effective following completion of the definitive information statement on Schedule 14C required to be delivered to SGRP's stockholders pursuant to applicable SEC rules (the "Definitive Information Statement") and after all of the other notices, filings and other conditions required under applicable law have been satisfied; (2) the appointment of Mr. Lazaretos as a non-voting Board "Observer" so he could immediately begin to join in Board meetings in order to bridge the timing gap; (3) the Board's desire that the Information Statement will be started as soon as reasonably possible; and (4) the Board's desire to have a majority of independent directors as required by applicable Nasdaq rules and to take such actions as may be necessary to respond to any Nasdaq deficiency notice that may be triggered by the appointment of Mr. Lazaretos as a non-independent director, which appointment will result in SGRP having less than a majority (four out of eight) of independent directors as required by applicable Nasdaq rules. Christiaan Olivier, Chief Executive Officer, President and a director of SGRP and Mr. Jeffery Mayer, a director of SGRP, could not attend the October 13, 2019 Board meeting and did not participate in such vote. The Written Consents were released on October 13, 2019, shortly after Board meeting was held. Because the Written Consents were released on a Sunday, the Written Consents were effectively delivered to SGRP on the next business day (Monday, October 14, 2019).

In order to provide the notices and information required by the SEC and Delaware law, the SGRP's definitive Information Statement respecting the appointment of Panos Lazaretos to the Board by Written Consents on Schedule 14C was filed with the SEC and mailed to stockholders on November 20, 2019 (the "Information Statement"), and on Tuesday December 10, 2019 (the 20th day following such filing and mailing in accordance with SEC Rules), Mr. Lazaretos was automatically seated as a Director on the Board. As reported in the Information Statement and other SEC filings, the Governance Committee and the independent directors of the Board previously determined that when Mr. Lazaretos becomes a director, he would not be independent pursuant to applicable Nasdaq rules and the Governance Committee Charter. See Determining Independence, below. The age, principal occupation and certain other information respecting Mr. Lazaretos are stated under the caption THE BOARD OF DIRECTORS OF THE CORPORATION, below.

Currently, four out of eight directors on the Board are considered independent (this number includes Mr. Jeffrey Mayer, who is considered an independent director except for matters regarding related party transactions). Accordingly, the Board does not have a majority of independent directors and that is a violation of the Nasdaq continued listing rules requiring that the Board have a majority of independent directors (the "Board Independence Rule"), which would continue to be true even if SGRP's stockholders vote against the removal of Messrs. Drogue and McCarthey from the Board at the Special Meeting (see Proposal 1 and Proposal 2, above), Such a violation (if not timely cured) could ultimately result in Nasdaq moving to delist SGRP (see SGRP's Current Reports on Form 8-K, as filed with the SEC on August 12, 2019, August 23, 2019 and September 16, 2019). See also Removal would Violate Nasdaq's Board Independence Rule, Determining Independence, and Failure to Maintain a Majority of Independent Directors on the Board, below.

Removal would Violate Nasdaq's Board Independence Rule

As noted above, with the increase in Board size to eight and the addition of Mr. Lazaretos as a non-independent director on December 10, 2019, when the Written Consents took effect, the Board had half (4) independent and half (4) non-independent directors, which is less than a majority of independent directors and a violation of the Nasdaq's Board Independence Rule and the Corporation's policies (see Failure to Maintain a Majority of Independent Directors on the Board, below).

If Mr. Drogue and Mr. McCarthey are removed or forced to retire, SGRP would be in immediate violation of Nasdaq's Board Independence Rule and the Governance Committee Charter's independence requirements (see below respecting regaining compliance and possible Nasdaq cure periods):

•	The Board would only have two independent directors out of six (Mr. Jeffrey A. Mayer and Mr. Arthur H. Baer).

•	SGRP's Audit Committee and Special Subcommittee would have only one member (Mr. Arthur H. Baer).

•	SGRP's Compensation Committee and Governance Committee would consist of only two directors namely Mr. Jeffrey A. Mayer and Mr. Arthur H. Baer.

Whether on the Board or any Committee, Mr. Mayer is excluded from voting on any related party matter.

The resulting composition of the Board and its committees would be in violation of Nasdaq's Board Independence Rule and each such committees' respective charters if either Mr. Drogue or Mr. McCarthey are removed or forced to retire as a result of the Special Meeting. In the event of any deficiency notice to SGRP under Nasdaq's Board Independence Rule respecting the removal of Mr. Drogue and/or Mr. McCarthey, Nasdaq would likely give SGRP 45 days to provide a correction plan acceptable to Nasdaq. However, if SGRP then has a continuing deficiency under the Board Independence Rule respecting Mr. Lazaretos and is in the midst of a 45 day cure period (see Determining Independence and Failure to Maintain a Majority of Independent Directors on the Board, below), there can be no assurance that Nasdaq would grant any additional grace period if either Mr. Drogue or Mr. McCarthey (or both) are removed or forced to retire. In any case, SGRP believes that the Board size would have to be increased to nine (requiring stockholder approval or passage of Proposal 5) and additional independent directors would need to be located, vetted and added to satisfy Nasdaq's Board Independence Rule in order to cure all such deficiencies.

Determining Independence

The Board and the Governance Committee have determined that the Board should always have a majority of independent directors as required by applicable Nasdaq and SEC rules. SGRP's Statement of Policy Regarding Director Qualifications and Nominations dated as of May 18, 2004, requires that (among other things) a majority of the directors of the Board, and all of the members of its Audit Committee, Compensation Committee and Governance Committee, be independent directors as required by applicable Nasdaq and SEC rules and the Governance Committee's Charter. Counsel has advised that Proposal 4, if approved, will not override that Policy, applicable Nasdaq and SEC rules, other applicable law or the Governance Committee's Charter.

Each charter of each committee of the Board requires that each member of any such committee be an independent director, free from any relationship that, in the opinion of the Board or relevant committee of the Board, would interfere with the exercise of his or her independent judgment as a member of the committee, and be an independent director in accordance with applicable SEC and Nasdaq Rules.

The Governance Committee's charter requires that it determine and "confirm that a majority of the Board and all of the members of the Audit Committee, Compensation Committee and Governance Committee are Independent Directors". The Charter specifies that an "Independent Director" is one who is free from (i) all relationships that would disqualify him or her as an independent director under Nasdaq rules, and (ii) all other significant relationships with the Company or any of its affiliates, customers, vendors or competitors or other significant relationships that would be reasonably likely to adversely affect his or her independence or objectivity.

The Governance Committee is required to report its conclusions to the Board and recommend corrective actions (such as recommending that the Board seek to increase the Board size and add another Independent Director). Since there is no presumption of independence, Nasdaq Rule 5605(a)(2) requires an affirmative determination that, in the opinion of the board (SGRP's Governance Committee), the person has no relationship that could interfere with the exercise of independent judgment in carrying out the responsibilities of a director (i.e., an "independent decision making ability").

Counsel has advised (and Nasdaq has confirmed) that: there is no presumption of independence; an affirmative determination of the director's ability to act independently must be made by the Board (which has delegated the independence determination to its Governance Committee); and the applicable standards establish minimum rather than maximum standards for independence, so that higher independence standards are consistent with Nasdaq and other rules. SGRP has received the same advice from counsel respecting applicable securities laws and rules and Delaware law.

Only Arthur B. Drogue, R. Eric McCarthey, Jeffrey A. Mayer (except with respect to matters regarding related party transactions) and Arthur H. Baer have been determined to be independent by the Governance Committee.

Mr. Olivier is the Chief Executive Officer of SGRP, and Mr. Bartels is the Vice Chairman and significant stockholder of SGRP. Accordingly, the Governance Committee and the independent directors on the Board have determined that Messrs. Olivier and Bartels are not independent directors.

Peter Brown is not considered independent by the Governance Committee because he is an affiliate and related party with respect to the Corporation and was proposed by Mr. Robert G. Brown to represent the Brown family interests. he was an employee and is a representative and stockholder of SPAR Administrative Services, Inc. ("SAS") and certain of its affiliates, the nephew of Mr. Robert G. Brown (a current significant stockholder of SGRP, a member of a 13D control group, and SGRP's former Chairman and director), is a director of SPAR BSMT and owns EILLC, which owns 10% interest in SGRP's Brazilian subsidiary. Peter Brown also is, and since 2013 has been, representing SAS as a director of Affinity Insurance, Ltd. (see the caption Affinity Insurance, below).

As reported in the Information Statement and other SEC filings, the Governance Committee and the independent directors of the Board previously determined that when Mr. Lazaretos becomes a director, he would be deemed non-independent pursuant to applicable Nasdaq rules and the Governance Committee Charter.

Mr. Lazaretos was determined to be non-independent by the Governance Committee because of (among other things) his long-term relationship with Robert G. Brown and his companies and he was at one time an employee of SGRP and was later engaged by Mr. Brown's company, SPAR InfoTech, Inc., an affiliate of SGRP (See Transactions with Related Persons, Promoters and Certain Control Persons, below). SEC and Delaware Counsel have each advised that this was a reasonable determination. However, the Governance Committee is seeking additional written guidance from Nasdaq and counsel and, depending on such guidance and the availability of any new evidence of his independence, the Governance Committee the Governance Committee may review its earlier determination.

Failure to Maintain a Majority of Independent Directors on the Board

Nasdaq Listing Rule 5605(b)(1) requires a majority of the board of directors of a listed company to consist of independent directors, as defined in Rule 5605(a)(2) (together, the "Board Independence Rule"). See Determining Independence, above. When similar circumstances occurred in the past with the forced retirement of independent directors, SGRP received notification letters from Nasdaq stating that SGRP no longer complied with Nasdaq's Board Independence Rule and had a stipulated grace period to regain compliance therewith. See SGRP's Current Reports on Form 8-K as filed with the SEC on December 14, 2018, July 31, 2019 and October 18, 2019.

The seven-member Board had three wholly independent directors and one director classified as independent on all but related party matters, which has satisfied Nasdaq's Board Independence Rule. See SGRP's Current Report on Form 8-K respecting such compliance as filed with the SEC on September 16, 2019, and for details respecting Mr. Baer's appointment as an independent director, see SGRP's Current Report on Form 8-K as filed with the SEC on September 6, 2019.

With the increase in Board size to eight and the addition of Mr. Lazaretos as a non-independent director, the Board has half (4) independent directors and half (4) non-independent directors, and does not satisfy Nasdaq's Board Independence Rule.

Nasdaq has already orally confirmed that the Board having four independent directors out of eight as a result of Mr. Lazaretos' appointment as a director would not comply with Nasdaq's Board Independence Rule, and SGRP's contact at Nasdaq asked when would SGRP increase its Board size to nine and add another independent director and whether such additional independent director had already been identified. Accordingly, SGRP believes that following Mr. Lazaretos' appointment as a director, the Board size would have to be increased to nine (requiring stockholder approval) and additional independent directors would need to be added to satisfy Nasdaq's Board Independence Rule. Since the Board size is currently eight and there is no vacant ninth seat, it is likely that SGRP will have to propose an acceptable corrective plan to Nasdaq within 45 days of its deficiency letter to SGRP respecting such a four-four Board.

Mr. Lazaretos was determined to be non-independent by the Governance Committee. SEC and Delaware Counsel have each advised that this was a reasonable determination. However, the Governance Committee is seeking additional written guidance from Nasdaq and counsel and, depending on such guidance and the availability of any new evidence of his independence, the Governance Committee may review its earlier determination.

SGRP is asking its stockholders in the Special Meeting (see Proposal 5, below) to consider and grant authority to the Board to increase the size of the Board to nine directors without further stockholder action if reasonably necessary for compliance with Nasdaq's Board Independence Rule and other requirements.

Removal Vote

Pursuant to the Brown Group Special Meeting Request, the Board is presenting to the SGRP stockholders entitled to vote at the Special Meeting a proposal to remove Arthur B. Drogue, currently one of four independent directors of SGRP, without cause.

As provided in the Restated By-Laws (as defined below) pursuant to the Settlement (see 2019 Restated By-Laws, below), Mr. Drogue has signed and delivered to the Corporation a written irrevocable letter of resignation and retirement (which shall constitute an irrevocable resignation for purposes of DGCL Section 141(b)), pursuant to which he shall be deemed to have retired for all purposes (including all plans and other benefits, but excluding indemnification and severance rights) which letter shall be effective as and when, and effective upon, Mr. Drogue being removed as a director by the required majority affirmative vote of the stockholders entitled to vote thereon at the Special Meeting.

Messrs. Drogue, McCarthey, Mayer and Baer (who constitute all of the independent directors on the Board), Mr. Olivier and SGRP's management do not support the removal of Mr. Drogue from the Board. Messrs. Bartels and Lazaretos abstained.  Mr. Brown did not respond.

A MAJORITY OF THE BOARD OF DIRECTORS AND THE GOVERNANCE COMMITTEE EACH RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL TO REMOVE ARTHUR B. DROGUE AS AN INDEPENDENT DIRECTOR OF SGRP(PROPOSAL 1).

PROPOSAL 2 – STOCKHOLDER PROPOSAL TO REMOVE R. ERIC MCCARTHEY AS AN INDEPENDENT DIRECTOR OF SGRP AND CHAIRMAN OF ITS AUDIT COMMITTEE WITHOUT CAUSE, EFFECTIVE IMMEDIATELY

Background

The information contained under the caption "Background" in Proposal 1 – Stockholder Proposal To Remove Arthur B. Drogue as an Independent Director and Chairman of SGRP, Effective Immediately, above, is incorporated herein by reference. See also Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director, Determining Independence, Removal would Violate Nasdaq's Board Independence Rule, Failure to Maintain a Majority of Independent Directors on the Board, and Removal Vote, above.

As provided in the Restated By-Laws (as defined below) pursuant to the Settlement (see 2019 Restated By-Laws, below), Mr. McCarthey has signed and delivered to the Corporation a written irrevocable letter of resignation and retirement (which shall constitute an irrevocable resignation for purposes of DGCL Section 141(b)), pursuant to which he shall be deemed to have retired for all purposes (including all plans and other benefits, but excluding indemnification and severance rights) which letter shall be effective as and when, and effective upon, Mr. McCarthey being removed as a director by the required majority affirmative vote of the stockholders entitled to vote thereon at the Special Meeting.

Messrs. Drogue, McCarthey, Mayer and Baer (who constitute all of the independent directors on the Board), Mr. Olivier and SGRP's management do not support the removal of Mr. McCarthey from the Board. Messrs. Bartels and Lazaretos abstained.  Mr. Brown did not respond.

A MAJORITY OF THE BOARD OF DIRECTORS AND THE GOVERNANCE COMMITTEE EACH RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL TO REMOVE R. ERIC MCCARTHEY AS AN INDEPENDENT DIRECTOR OF SGRP (PROPOSAL 2).

PROPOSAL 3 — APPROVAL OF AMENDMENT NO. 1 TO THE BY-LAWS TO REDUCE THE PERIOD OF TIME DURING WHICH THE BOARD MAY FILL ANY VACANCIES ON THE BOARD FROM 90 DAYS TO 30 DAYS

Currently, SGRP's By-Laws require any board vacancies to be filled by SGRP's stockholders or by the Board, but if any such vacancy remains unfilled by the Board after 90 days, then SGRP's stockholders may vote to appoint a director to fill such vacancy (the "Original Board Vacancy Procedure"). Pursuant to the Delaware Settlement (see INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON - Recent Actions of the Majority Stockholders and their Control Group, below), the Majority Stockholders previously agreed to the Original Board Vacancy Procedure.

However, as set forth in the Brown Group Special Meeting Request, Mr. Brown and the SP/R Trust have proposed an amendment to the Original Board Vacancy Procedure, despite the fact that Mr. Brown had previously agreed to the Original Board Vacancy Procedure pursuant to the Delaware Settlement (see 2019 Restated By-Laws, below). The proposed amendment to the Original Board Vacancy Procedure provides that any board vacancies shall be filled by SGRP's stockholders or by the Board, but if any such vacancy remains unfilled by the Board after 30 days, then SGRP's stockholders may appoint a director to fill such vacancy by the Written Consent of more than 50% of SGRP's stockholders, as set forth in its entirety in Annex B attached to this Proxy Statement (the "Amended Board Vacancy Procedure").

A majority the Board and all of the Governance Committee members (who constitute all of the four independent directors on the Board), Mr. Olivier and SGRP's management do not support the approval of the Amended Board Vacancy Procedure because it significantly reduces the amount of time the Board may use to identify, research and evaluate director candidates to determine if their appointment would be in the best interests of SGRP and all of its stockholders and would overturn the previous settlement agreement of the Majority Stockholders.

Messrs. Drogue, McCarthey, Mayer and Baer (who constitute all of the independent directors on the Board), Mr. Olivier, Mr. Bartels and SGRP's management do not support the Amended Board Vacancy Procedure (Proposal 3). Mr. Lazaretos supports the Amended Board Vacancy Procedure (Proposal 3).  Mr. Brown did not respond.

A MAJORITY OF THE BOARD OF DIRECTORS AND THE GOVERNANCE COMMITTEE EACH RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE PROPOSED AMENDMENT NO. 1 TO THE BY-LAWS (PROPOSAL 3).

PROPOSAL 4 – STOCKHOLDER PROPOSAL TO APPROVE THEIR AMENDMENT NO. 2 TO THE BY-LAWS THAT WOULD REQUIRE THE BOARD TO HAVE A MAJORITY OF "INDEPENDENT DIRECTORS" AS NEWLY DEFINED IN THE AMENDED BY-LAWS, BUT WITHOUT REFERENCE TO AND POTENTIALLY WITHOUT REGARD TO all of the Corporation's By-Laws, Charters and policies and ALL APPLICABLE LAW

The second proposed amendment to SGRP's current By-Laws proposed in the Brown Group Special Meeting Request is the inclusion of a new Section 3.13 that reads as follows (the "Board Independence Amendment") (See Annex B):

Section 3.13. Director Independence. A majority of the members of the Board shall be Independent Directors as and when required by the Nasdaq Stock Market Rules. For purposes of this Section 3.13, "Independent Director" shall mean a person who (1) is not an Executive Officer or employee of the Company (as such terms are defined in the Nasdaq Stock Market Rules), (2) is not a Family Member (as such term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules) of an individual who is, or at any time during the past three years was, employed by the Company as an Executive Officer, and (3) otherwise satisfies the independence criteria set forth in Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The standards of independence applicable to members of the Audit Committee, Compensation Committee and Governance Committee shall be consistent with the independence standards set forth for each such Committee in the applicable Nasdaq Stock Market Rules and rules promulgated under the Securities and Exchange Act of 1934, as amended, subject to any exemptions or cure periods under such rules.

The Governance Committee's charter requires that it determine and "confirm that a majority of the Board and all of the members of the Audit Committee, Compensation Committee and Governance Committee are Independent Directors". The Charter specifies that an "Independent Director" is one who is free from (i) all relationships that would disqualify him or her as an independent director under Nasdaq rules, and (ii) all other significant relationships with the Company or any of its affiliates, customers, vendors or competitors or other significant relationships that would be reasonably likely to adversely affect his or her independence or objectivity; The Governance Committee is required to report its conclusions to the Board and recommend corrective actions (such as increasing Board size and adding another Independent Director). Since there is no presumption of independence, Nasdaq Rule 5605(a)(2) requires an affirmative determination that, in the opinion of the board (SGRP's Governance Committee), the person has no relationship that could interfere with the exercise of independent judgment in carrying out the responsibilities of a director (i.e., an "independent decision making ability").

Counsel has advised (and Nasdaq has confirmed) that: there is no presumption of independence; an affirmative determination of the director's ability to act independently must be made by the Board (which has delegated the independence determination to its Governance Committee); and the applicable standards establish minimum rather than maximum standards for independence, so that higher independence standards are consistent with Nasdaq and other rules. SGRP has received the same advice from counsel respecting applicable securities laws and rules and Delaware law.

Counsel also has advised that Proposal 4, if approved, will not override that Policy, applicable Nasdaq and SEC rules, other applicable law or the Governance Committee's Charter.

Messrs. Drogue, McCarthey, Mayer and Baer (who constitute the four independent directors on the Board), Mr. Olivier and SGRP's management do not support the approval of the Board Independence Amendment because (1) the Board Independence Amendment is an attempt by Mr. Brown and SP/R Trust to limit the Board's discretion in determining the independence of directors and director nominees, (2) the Board Independence Amendment only accounts for certain rules of Nasdaq and under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), but potentially does not cover all of the Corporation's By-Laws, Charters and policies and all other applicable law regarding director independence, and (3) as a Nasdaq-listed company, SGRP is already bound by the Exchange Act and Nasdaq Rule 5605, including the rules regarding director independence contained therein (which give the Board, as delegated to the Governance Committee, the discretion to determine whether directors and director nominees are independent pursuant to applicable Nasdaq rules) and referenced in the Board Independence Amendment, rendering the Board Independence Amendment redundant.

The Corporation will comply with all of the Corporation's By-Laws, Charters and policies and all applicable law. Accordingly, this provision is not expected to alter any independence or non-independence previously made respecting any director. See also Determining Independence, Removal would Violate Nasdaq's Board Independence Rule, Determining Independence, and Failure to Maintain a Majority of Independent Directors on the Board, above.

Messrs. Drogue, McCarthey, Mayer and Baer (who constitute all of the independent directors on the Board), Mr. Olivier and SGRP's management do not support the Board Independence Amendment (Proposal 4), Mr. Bartels supports the Board Independence Amendment (Proposal 4).  Mr. Lazaretos abstained.  Mr. Brown did not respond.

A MAJORITY OF THE BOARD OF DIRECTORS AND THE GOVERNANCE COMMITTEE EACH RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST" THE PROPOSED AMENDMENT NO. 2 TO THE BY-LAWS (Proposal 4).

PROPOSAL 5 – GRANT AUTHORITY TO THE BOARD TO INCREASE THE SIZE OF THE BOARD TO NINE DIRECTORS WITHOUT FURTHER STOCKHOLDER ACTION IF THE BOARD DEEMS IT REASONABLY NECESSARY FOR COMPLIANCE WITH NASDAQ'S MAJORITY BOARD INDEPENDENCE RULE

SGRP's current By-Laws require stockholder approval for any change in the size of the Board. Upon the effectiveness of the appointment of Mr. Lazaretos to the Board (whether via written consent actions previously delivered to SGRP by a majority of SGRP's stockholders or the election of Mr. Lazaretos as a director at the Special Meeting), SGRP will no longer be compliant with Nasdaq's majority board independence rule. To comply with Nasdaq's majority board independence rule, the size of the Board must be increased to nine once Mr. Lazaretos' appointment as a director of SGRP is effective in order to create a vacancy on the Board to be filled by an independent director. To avoid another special stockholder meeting and satisfy applicable cure periods, the Board needs the authority to increase the Board size to nine to correct all independence deficiencies. The resolution of SGRP's stockholders to give such authority to the Board to increase the size of the Board is as follows:

"RESOLVED, that the size of the Board of Directors (the "Board") of SPAR Group, Inc. (the "Company") be, and it hereby is, granted the authority to increase the size of the Board to nine without further stockholder action if the Board deems it reasonably necessary to create a vacancy on the Board in order to comply with Nasdaq Rule 5605, including the rules regarding director independence contained therein, or to comply with any of the Corporation's By-Laws, Charters or policies or other applicable law.

See Determining Independence, Removal would Violate Nasdaq's Board Independence Rule, Determining Independence, and Failure to Maintain a Majority of Independent Directors on the Board, above.

Messrs. Drogue, McCarthey, Mayer and Baer (who constitute all of the independent directors on the Board), Mr. Olivier and SGRP's management support the increase in board size to nine if the Board deems it reasonably necessary (Proposal 5). Messrs. Bartels and Lazaretos do not support the increase in board size to nine if the Board deems it reasonably necessary (Proposal 5).  Mr. Brown did not respond.

A MAJORITY OF THE BOARD OF DIRECTORS AND THE GOVERNANCE COMMITTEE EACH RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO GRANT THE BOARD ATHORITY TO INCREASE IN THE SIZE OF THE BOARD TO NINE DIRECTORS WITHOUT FURTHER STOCKHOLDER ACTION IF THE BOARD DEEMS IT REASONABLY NECESSARY FOR COMPLIANCE WITH NASDAQ'S MAJORITY BOARD INDEPENDENCE RULE or any of the Corporation's By-Laws, Charters OR policies OR other applicable law (PROPOSAL 5).

PROPOSAL 6 – APPROVAL OF THE 2019 PLAN AMENDMENT TO THE 2018 STOCK COMPENSATION PLAN

Background

At the May 2018 annual meeting of stockholders, the stockholders approved the 2018 Stock Compensation Plan of SPAR Group, Inc. (the "Original 2018 Plan"). No new Awards can be issued under the Original 2018 Plan after May 31, 2019, unless the Original 2018 Plan is amended and the initial term is extended with stockholder approval as described below.

At the Special Meeting, the Corporation's stockholders will be asked to ratify and approve an amendment to the 2018 Stock Compensation Plan of SPAR Group, Inc. (the "2019 Plan Amendment") in order to amend and extend the Original 2018 Plan (as so amended and extended, the "2018 Plan") to (i) extend the term of the Original 2018 Plan from the 2019 Plan Amendment Effective Date through May 31, 2024 (the "19-24 Period"), and (ii) provide for a total of 1,000,000 shares of SGRP's Common Stock available for future Awards during the 19-24 Period as outlined below (the "19-24 Maximum") under the 2018 Plan (as amended and extended).

The share quantity in the 19-24 Period will be specific to that period and if an issued grant is cancelled or forfeited, its shares are not rolled over into any subsequent or other period and grants not issued in the 19-24 Period will expire and are therefore not available for future grants.

The 2019 Plan Amendment would not otherwise change the Original 2018 Plan. Under the 2018 Plan, the Corporation (through its Compensation Committee) may from time to time grant restricted SGRP Shares, stock options to purchase SGRP Shares (either incentive or nonqualified), and restricted stock units, stock appreciation rights and other awards based on SGRP Shares (collectively, "Awards") to SGRP Directors and the Company's specified executives, employees and consultants providing services to the Company. A copy of the 2019 Plan Amendment is attached to this Proxy Statement and incorporated herein by reference.

The Corporation's Board of Directors (the "Board") in December 2019 authorized and approved the 2019 Plan Amendment to be submitted to the Corporation's stockholders for ratification and approval. If ratified and approved by the Corporation's stockholders, the 2018 Plan Amendment will become effective immediately (the "2019 Plan Amendment Effective Date"), and the 2018 Plan (as so amended) will govern all options issued thereafter. Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the 2018 Plan.

As of September 30, 2019, there were Awards respecting 600,000 shares of SGRP's Common Stock that had been granted under the Original 2018 Plan (580,000 of which remained outstanding), and Awards respecting 3,044,927 shares of SGRP's Common Stock outstanding under the 2008 Plan. As of September 30, 2019, there were no Awards available for grant under the 2018 Plan.

Summary of the 2018 Stock Compensation Plan

The 2019 Plan Amendment and 2018 Plan and information regarding options, stock appreciation rights, restricted stock and restricted stock units granted thereunder are summarized below, but these descriptions are subject to and are qualified in their entirety by the full text of the 2019 Plan Amendment, which is attached as Annex A to and is hereby incorporated by reference into this Proxy Statement, and the full text of the 2018 Original Plan, which is hereby incorporated by reference into this Proxy Statement from SGRP's Current Report on Form 8-K, as filed with the SEC on May 8, 2018). Unless again amended and extended (as approved by SGRP's stockholders), the 2018 Plan (as amended and extended by the 2019 Plan Amendment) terminates on May 31, 2024, and thereafter no further Awards may be made under it. Awards granted prior to the end the final term of the 2018 Plan shall continue to be governed by the 2018 Plan (which 2018 Plan shall continue in full force and effect for that purpose).

No Awards will be granted under the 2018 Plan (as amended and extended by the 2019 Plan Amendment) until the 2019 Plan Amendment is approved by the Corporation's stockholders.

The 2019 Plan Amendment (upon approval) will extend the initial term of the 2018 Plan through May 31, 2024, and no Award may be granted thereafter under the 2018 Plan, unless a further extension or elimination of such initial term is approved by stockholders of the Corporation if and as required pursuant to the 2018 Plan and Applicable Law. In any event, no Award may be granted under the 2018 Plan on or after the tenth (10th) anniversary of the Effective Date of the 2018 Original Plan unless an extension is approved by stockholders of the Corporation if and as required pursuant to the 2018 Plan and Applicable Law. Awards granted prior to the end of the final term of the 2018 Plan shall continue to be governed by the 2018 Plan (which 2018 Plan shall continue in full force and effect for that purpose).

The 2019 Plan Amendment (upon approval) will reset and limit the maximum number of shares of Common Stock that may be issued pursuant to Awards made under the 2018 Plan to the 19-24 Maximum during the 19-24 Period, subject to adjustment as provided in the 2018 Plan (see above).

The Board and Compensation Committee have recommended ratification and adoption of the 2019 Plan Amendment to amend, extend and continue the 2018 Plan (as amended and extended) as an important tool in equity-based compensation. See EXECUTIVE COMPENSATION, DIRECTORS AND OTHER INFORMATION - Stock Based Compensation Plans, below.

Under the 2018 Plan (as amended and extended), employees, officers and directors of the Corporation or any of its subsidiaries (collectively, the "Company") or their consultants providing services to the Company (collectively, the "Participants") may be granted certain Equity Compensation Awards ("Awards"). The Participants providing such consulting services include the employees of and consultants to certain non-subsidiary affiliates and licensees of SGRP providing services to the Company (see Certain Relationships and Related Transactions, below) and other affiliates of the Corporation ("SPAR Affiliates").

The 2018 Plan (as amended and extended) will permit the granting of Awards consisting of options to purchase shares of Common Stock ("Options"), stock appreciation rights ("SARs"), restricted stock ("Restricted Stock"), and restricted stock units ("RSUs"). The 2018 Plan Amendment permits the granting of both Options that qualify under Section 422 of the United States Internal Revenue Code of 1986 as amended (the "Code") for treatment as incentive stock options ("Incentive Stock Options" or "ISOs") and Options that do not qualify under the Code as Incentive Stock Options ("Nonqualified Stock Options" or "NQSOs"). ISOs may only be granted to employees of the Corporation or its subsidiaries.

The shares of Common Stock that may be issued pursuant to the Options, SARs, Restricted Stock and RSUs under the 2018 Plan (as amended and extended) are all subject to the 19-24 Maximum per year as noted above.

PURPOSE OF THE 2018 PLAN (AS AMENDED AND EXTENDED BY THE 2019 PLAN AMENDMENT)

The purpose of the 2018 Plan (as amended and extended by the 2019 Plan Amendment) is to promote the interests of the Corporation and its stockholders by providing stock-based incentives to certain employees, directors, officers and consultants. Under the 2018 Plan, the mutuality of interest between those participants and the Corporation is strengthened because they have a proprietary interest in pursuing the Corporation's long-term growth and financial success. In addition, by allowing participation in the Corporation's success, the Corporation is better able to attract, retain and reward quality employees, directors, officers and consultants. In selecting the participants to whom Awards may be granted, consideration is given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Corporation and recommendations of supervisors.

SHARES AVAILABLE AND RESERVED

The 2018 Plan (as amended and extended by the 2019 Plan Amendment) limits the number of shares of Common Stock that may be issued pursuant to Awards made thereunder to the 19-24 Maximum, and further limits the number of shares of Common Stock that may be issued pursuant to new Awards made on a particular grant date during the 19-24 Period under the 2018 Plan (the "19-24 Plan Availability") to the remainder of (a) the 19-24 Maximum per period minus (b) the sum at such time of the number of shares of Common Stock covered by all outstanding Awards granted during each year within the 19-24 Period under the 2018 Plan. The 19-24 Maximum and 19-24 Plan Availability are subject to certain adjustments that may be made by the Compensation Committee of the Board upon the occurrence of certain changes in the Corporation's capitalization or structure.

AWARDS

Future Participants in the 2018 Plan (upon approval) and the amounts of their future allotments will be determined by the Compensation Committee in its discretion subject to any restrictions in the 2018 Plan or the applicable individual written agreement containing the Award terms (the "Contract"). Because no such determinations have yet been made, it is not possible to state the terms of any individual Awards that may be issued under the 2018 Plan or the names or positions of or respective amounts of the allotment to any individual who may participate.

The vesting, duration and other terms of future awards also will be determined by the Compensation Committee in its discretion subject to any restrictions in the 2018 Plan and the Code. The terms may be different for the same or similar Awards or Participants. No SARs or RSUs were issued under the 2008 Plan or 2018 Original Plan. Restricted Stock Awards granted under the 2008 Plan and 2018 Original Plan generally vested over four years (i.e., one fourth per year of service after the grant date). Option Awards granted under the 2008 Plan and 2018 Original Plan were generally Non-Qualified Options, generally vested over four years (i.e., one fourth per year of service after the grant date), had ten year terms, and had exercise prices set at fair market value on the grant date.

GRANT DATES AND CONTRACTS

The grant date for an Award is generally the date the Award is approved by the Compensation Committee. However, the Compensation Committee may in its discretion specify a later grant date in its approval, which it may do in order to (among other things) coordinate the grant date with a new employee's start date or permit public dissemination of a pending earnings press release. Each Award granted under the 2018 Plan will be evidenced by a Contract in a form approved by the Compensation Committee and executed by the Corporation and the Participant receiving the Award. Each Contract will contain the terms, provisions and conditions pertaining to the applicable Award, including (as applicable) exercise price.

CONSIDERATION

Participants receive Awards in return for the past and future rendering of services and are not required to pay the Corporation for such Awards (except for applicable tax withholding when due and any exercise price in the case of Options) or purchase price (if any) established by the Compensation Committee in the applicable Contract.

AWARD REPRICING

The 2018 Plan continuing the provisions of the 2008 Plan (adopted in 2009) that gives SGRP's Compensation Committee the full authority and complete flexibility from time to time to designate and modify (in its discretion) one or more of the outstanding Awards (including their exercise and base prices and other components and terms) to (among other things) restore their intended values and incentives to their holders. However, the exercise price, Base Value (as defined in the 2018 Plan) or similar component (if equal to SGRP's full stock price at issuance) of any Award cannot be lowered to an amount that is less than the Fair Market Value (as defined in the 2018 Plan) on the date of the applicable modification, and no modification can adversely affect an awardee's rights or obligations under an Award without the awardee's consent.

Messrs. Drogue, McCarthey, Mayer and Baer (who constitute all of the independent directors on the Board), Mr. Olivier, Mr. Bartels and SGRP's management support the 2019 Plan Amendment (Proposal 6). Mr. Lazaretos abstained.  Mr. Brown did not respond.

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE EACH UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ADOPTION OF
THE FIRST AMENDMENT TO THE 2018 STOCK COMPENSATION PLAN (Proposal 6).

THE BOARD OF DIRECTORS OF THE CORPORATION

The Board is responsible for overseeing the management, policies and direction of the Corporation and its subsidiaries (collectively, the "Company"), both directly and through its committees (See "Corporate Governance" below). The current members of the Board are set forth below:

Name	Age	Position with SPAR Group, Inc.
Arthur B. Drogue (1)	73	Chairman of the Board, Governance Committee and of the Special Subcommittee of the Audit Committee
Christiaan M. Olivier	54	Chief Executive Officer, President and Director
William H. Bartels	75	Vice Chairman and Director
Arthur H. Baer (1)	73	Director
R. Eric McCarthey (1)	63	Director and Chairman of the Audit Committee
Peter W. Brown	38	Director
Jeffrey A. Mayer (2)	67	Director and Chairman of the Compensation Committee
Panagiotis ("Panos") N. Lazaretos	47	Director
(1)	Member of the Governance, Compensation, Audit Committees and Special Subcommittee of the Audit Committee
(2)	Member of the Compensation Committee

Arthur B. Drogue serves as a Chairman of the Board of SGRP for the past 16 months and has been an independent Director of the company since January 2013. He has served as the Lead Director, as the Chairman of the Governance Committee of SGRP since May 2015, and as Chairman of the Special Subcommittee of the Audit Committee since April 2017. Mr. Drogue also is a member of the Audit Committee and Compensation Committee. Mr. Drogue has earned the Board Fellow distinction in the National Association of Corporate Directors (a/k/a NACD) having completed the Board Professional and Board Masters courses. Mr. Drogue was Senior Vice President of Sales and Customer Development for the America's at Unilever during 2009 and 2010. Prior to that, he led Unilever's U.S. Sales and Customer Development organization through eight years of outstanding growth and earnings success while merging six separate companies into one of the U.S.'s preeminent consumer packaged goods companies with over $12 billion in annual sales. His previous professional experience includes senior management positions at Best Foods, Nabisco, Northeastern Organization (a/k/a NEO), and General Mills. Mr. Drogue also has held positions on several corporate and industry boards and has received numerous awards for his achievements. He has served on the board of GS1 U.S., has served as Chairman of the Global Marketing Committee of the Consumer Goods Forum ( previously named CIES), has served as Chairman of the Board of Apollo Foods, has served as an Operating Partner at Raptor Consumer Fund, and in addition to his board service at SGRP, he has served on the board of J.M. Global Holdings, serves as Chairman of the Board of Demers Foods, serves on the board of Ruiz Foods chairing the Governance committee and serves on the Audit committee. Mr. Drogue is also a founding partner of The Resource Team, a consulting practice focusing on the consumer package goods industry. The Board concluded that Mr. Drogue should be a director of the Corporation because of his extensive experience as a director and senior manager of companies in the retail industry.

Christiaan M. Olivier serves as the Chief Executive Officer, President and a Director of SGRP and has held such positions since his appointment as Chief Executive Officer of SGRP on September 5, 2017. With over 25 years as a retail executive he has successfully led global organizations bringing positive transformation in the areas of strategy, business development, sales, marketing, client service and operations. His ability to unite groups and executives have continually grown revenue and client base within each company he has served. Prior to joining SGRP, Mr. Olivier served as President of Retail Activation with the Omnicom Group, during his tenure there he considerably increased new business. Before that, he was President at Advantage Sales and Marketing. Mr. Olivier was also Chief Executive Officer at the Smollan Group, a sales and marketing service firm located in South Africa. The Board concluded that Mr. Olivier should be a director of the Corporation because he serves as the Chief Executive Officer of the Corporation and because of his extensive experience in senior management in retail marketing and services.

William H. Bartels serves as Vice Chairman and a Director of SGRP and has held these positions since July 8, 1999 (the effective date of the Merger). Prior to the Merger, he served as Vice Chairman, Secretary, Treasurer and Senior Vice President of the SPAR Marketing Companies (a business he co-founded) since 1967. From 1967 to 1999, he was responsible for sales and marketing of the SPARLINE technology and its related consulting business for evaluating trade promotion spending and strategies for the top tier of CPG companies, domestic and international. He gained industry wide recognition for SPARLINE (which ceased being a Company product and became a related party product in 1999) as reported through numerous industry publications, while negotiating partnerships with research companies in the U.K and Australia for using the system. He has spoken at conferences in the U.S., Europe, and South America such as: Advertising Research Foundation, Promotion Marketing Association of America, European Society of Marketing Research, Advertising Age and American Management Association. When SPAR began its marketing service business, Mr. Bartels again assumed a business development role and was individually responsible for signing a significant portion of SPAR's customer revenue. As an employee of the Company, he currently leads domestic M&A activity, expanding SPAR's presence and building relationships throughout the industry. Recently, he located and assisted in the acquisition of Resource Plus and their affiliated marketing service and related technology and fixture manufacturing companies. The Board concluded that Mr. Bartels should be a director of the Corporation because of his proven track record in developing new business, experience in retail marketing services, proven track record in developing new business, and his in-depth knowledge of the Corporation.

R. Eric McCarthey joined the Board of SGRP as of November 2015, has served as the Chairman of the Audit Committee since May 2016, and serves as a member of the Compensation and Governance Committees and the Special Subcommittee of the Audit Committee. Mr. McCarthey is currently CEO of Shelty-Viking Capital Group, LLC, a private equity holding company with principal ownership in various firms. He is a past Chairman of the Atlanta chapter of National Association of Corporate Directors. Mr. McCarthey had a 30-year career with The Coca-Cola Company and was most recently Senior Vice President, Global Commercial/Customer Strategic Planning & Execution. He had served in several global leadership roles throughout his career with The Coca-Cola Company. Mr. McCarthey also serves on the boards of two privately held companies, Interra International, where he is Chairman of the Strategy Committee and Saulsbury Industries, where he is Chairman of the Governance Committee. He had previously served on the boards of Standard Register as Chairman of the Strategy Committee until the company was sold in 2016 and Global Imaging as Chairman of the Audit Committee until the company was sold in 2007. The Board concluded that Mr. McCarthey should be a director of the Corporation because of his extensive experience in senior management and financial matters in retail marketing and services.

Mr. Jeffrey A. Mayer joined the Board of SGRP in January 2019 and is the Chairman of the Compensation Committee and serves as a member of the Governance Committees. Mr. Mayer has had a long career as an entrepreneur and executive in the energy industry. Since 2018 Mr. Mayer has served as the executive chairman of Oasis Charger Corporation, the manufacturer and distributor of the Juice Bar EV charger systems. Since 2011 Mr. Mayer founded and served as Present and CEO of Soluxe Inc., and chairman of its subsidiaries, Solomon Energy Inc. Solomon Energy Advisors LLC, and Solomon Community Solar LLC. Since 2015 Mr. Mayer served as advisor to and venture partner of Oak Investment Partners. In addition to SPAR Group he is a member of the Boards of Directors of Photobucket Corp. and Tomorrow Energy Inc. He serves on a number of not-for-profit boards including Kingsley Trust Association and Social Venture Partners of Connecticut. In 1999 Mr. Mayer founded, and through 2011 served as CEO and President of, and chairman or a member of the Board of, MXenergy, Inc., which was an SEC reporting entity. From 1993 through 1999, Mr. Mayer served as a managing director of AIG Trading Corporation and Sempra Energy Trading Company and as President of AIG Securities Corporation and AIG Clearing Corporation. From 1999 through 2005, Mr. Mayer served as a member of the Risk Oversight Committee of Northeast Utilities and consultant to Northeast Utilities and to Chicago Board of Trade Clearing Corporation. From 1987 through 1993, Mr. Mayer served as a Vice President of Goldman Sachs & Co., and from 1984 through 1987, Mr. Mayer served as the chief counsel of the J. Aron Commodities Division of Goldman Sachs & Co. From 1979 through 1983 Mr. Mayer served as an attorney with Barrett Smith Schapiro Simon & Armstrong in New York, NY. Mr. Mayer is a graduate of Yale University (B.A. 1973) and New York University (L.L.B. 1978).

Arthur H. Baer serves as a Director of SGRP, serves as a member of the Audit, Compensation and Governance Committees and the Special Subcommittee of the Audit Committee, and has done so since September 3, 2019. He was a Legislator in Columbia County, New York until 2015 and previously served as the Chairman of the Board of Supervisors from January 2008 to December 2009 and as County Executive during the same period. Mr. Baer was Dean of the College of Business and Administration at Drexel University in Philadelphia from 1993 to 1996. For 20 years (from 1998 through August of 2018), he was also a Director and Audit Committee Chair for Seneca Foods, Inc., a multi-billion dollar international food company. Mr. Baer's business background also includes experience in managing businesses, senior leadership development and the evaluation of strategic opportunities and challenges. He was President of Hudson Valley Publishing from 2003 to 2008 and also held the position from 1998 to 1999. He was President of Arrow Electronics Europe from 2000 to 2002 and President of XYAN Inc. from 1996 to 1998. Mr. Baer has also served as a senior executive at Standard Brands, Northwest Industries, and Cablevision Systems. He holds a B.A. and M.B.A. from Columbia University. The Board concluded that Mr. Baer should be a director of the Corporation because of his extensive experience in senior management and financial matters and the evaluation of strategic opportunities and challenges.

Peter W. Brown joined the Board of SGRP in May 2018, served as a Board Observer to the Corporation's Board of Directors from 2014 through December 2016, serves as a director of the Corporation's Brazilian subsidiary, SPAR BSMT and owns EILLC (which owns 10% of SPAR BSMT). See Transactions with Related Persons, Promoters and Certain Control Persons - International Related Party Services, below). He also has served as a director of Business Ideas Provider, LTD, since 2012, and represented SAS as a director of Affinity Insurance, LTD, since 2013. Mr. Brown received a BS from the University of Massachusetts's School of Natural Science and an MBA from the University of Massachusetts's Isenberg School of Management.

Panagiotis ("Panos") N. Lazaretos. Mr. Lazaretos joined the SGRP Board on December 10, 2019, when his appointment under the Written Consents became effective (see Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director, above). Mr. Lazaretos has over 15 years of international business development experience focusing on retail service operations and on Central and Eastern Europe, Russia, the Middle East and North Africa. Mr. Lazaretos is a co-founder and significant shareholder of and since November 2017 has been the Chief Executive Officer and Chairman of the Board of Directors of Thenablers, Inc., a non-operational international business development organization that will be focused on the design and execution of new market strategies for its clients. Robert G. Brown, William H. Bartels and a number of their related parties are investors in Thenablers (although they collectively own less than one-half percent of the Thenablers outstanding stock). According to its most recent SEC Filings, Thenablers, Inc. is a development-stage company and has recorded no revenue through June 30, 2019. From time to time, Mr. Lazaretos has provided consulting services to SPAR InfoTech, Inc., an affiliate of the Corporation owned by Robert G. Brown, who retired as the Chairman and an officer and director of SGRP on May 3, 2018, and who is part of a control group with Mr. Bartels and others (see Background, above). Feb 2017 to June 2019, Mr. Lazaretos was a Director of Business Development at Sales Service International. From June 2013 to November 2016, Mr. Lazaretos was a Regional Director for Field Marketing Services for Adecco Group. From June 2002 to May 2013, Mr. Lazaretos was a Vice President of International Operations for SGRP where he worked from Greece and helped SGRP's President of International Operations and Chief Executive Officer in dealing with SGRP's largely autonomous joint venture subsidiaries and related expansions. From July 1999 to June 2002, Mr. Lazaretos was a Director of Technology at SGRP, and held the same position with one of its pre-merger predecessors from June 1997 to July 1999, where he began his career and helped them transition from a paper process to a web-based data collection and reporting platform. In May 1997, Mr. Lazaretos received a BS in Computer Science from the State University of New York, New York, at New Paltz, and from 1999 to 2001 attended MBA classes focused on information technology at Pace University.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Robert G. Brown's Previous Threatened Removals of SGRP's Independent Directors

The Majority Stockholders are the co-founders of SPAR Group, Inc. and are significant stockholders of SGRP. Mr. Brown was Chairman and an officer and director of SGRP through May 3, 2018 (when he retired), and Mr. Bartels is Vice Chairman and a director and officer of SGRP.  Together, the Majority Stockholders beneficially own as a group a total of approximately 55% of the Common Stock.

On July 10, 2019, Mr. Robert G Brown wrote in an email communication to Arthur B. Drogue, an independent director and Chairman of the SGRP Board, to which he copied Mr. Bartels, Mr. Peter W. Brown and Mr. Jeffery Mayer (each a director), expressing Mr. Brown's concerns with the positions of certain of SGRP's directors (the "July 10 Email"), including the independent directors. The concerns listed in the July 10 Email include SGRP's: (1) initiation of the legal proceedings to maintain the independence of the Board and which lead to the Delaware Settlement (as defined below); (2) opposition to the terms and conditions of the reorganization of SPAR Business Services, Inc., a Nevada corporation formerly known as SPAR Marketing Services, Inc. ("SBS"), that the Board and management of SGRP deemed to be unfavorable to SGRP and its stockholders without appropriate settlement terms and releases (See SGRP's Current Report on Form 8-K as filed with the SEC on August 8, 2019, respecting the negotiated SBS bankruptcy settlement); (3) opposition to the election or appointment of director candidates to the Board whom the independent directors deemed not independent under applicable NASDAQ and SEC rules, including opposing the nomination of Mr. Panos Lazaretos, a long-time associate of Robert G. Brown and his companies and the Majority Stockholders' preferred director candidate; and (4) refusal to reimburse the alleged expenses of entities owned by, or affiliated with, the Majority Stockholders, that have not been approved by the Audit Committee and SGRP's management (collectively, the "Brown Demands"). Mr. Brown further demanded in the July 10 Email that the directors change their positions and accept the Brown Demands or resign. The Company believes that neither the acquiescence to the Brown Demands nor the resignations of directors who oppose the Brown Demands would be in the best interests of SGRP and all of its stockholders. See SGRP's Current Report on Form 8-K, as filed with the SEC on August 12, 2019 for further information regarding the foregoing matters.

Recent Actions of the Majority Stockholders and their Control Group

On June 1, 2018, June 29, 2018, July 5, 2018, August 6, 2018 and January 25, 2019, the Majority Stockholders each filed an amended Schedule 13D with the Securities and Exchange Commission (the "SEC"), in which they each acknowledged that they "may be deemed to comprise a 'group' within the meaning of [the Securities Exchange Act of 1934]" and "may act in concert with respect to certain matters", including various listed items. Pursuant to those Schedule 13D filings, the Majority Stockholders have acted as a control group and adopted written consents to unilaterally, and without the participation of SGRP's Board of Directors (the "Board"), Governance Committee or other stockholders, endeavoring to: approve the selection, appointment and election of Mr. Jeffrey A. Mayer as a director of SGRP; remove Lorrence T. Kellar as an independent director of SGRP; and change SGRP's By-Laws in order to (among other things) remove authority from the Board through new supermajority requirements and stockholder only approvals (the "Proposed Amendments"), which the Governance Committee believed weakened the Board's independence, and which were contested by SGRP and ultimately concluded in a negotiated settlement that included Mayer's appointment, Mr. Kellar's forced retirement, and the adoption of SGRP's Amended and Restated By-Laws on January 18, 2019 (the "Delaware Settlement"). See Part II, Item 1 -- Legal Proceedings - RELATED PARTIES AND RELATED PARTY LITIGATION, in the Q2 2019 Quarterly Report. Pursuant to the Delaware Settlement, the parties agreed to amend and restate SGRP's By-Laws (the "2019 Restated By-Laws") with negotiated changes to the Proposed Amendments that preserved the current roles of the Governance Committee and Board in the location, evaluation, and selection of candidates for director and in the nominations of those candidates for the annual stockholders' meeting and appointment of those candidates to fill Board vacancies other than those under a stockholder written consent making a removal and appointment. See 2019 Restated By-Laws, below.

Majority Stockholders' Affiliation with Panos Lazaretos

Panos Lazaretos is a long-time associate of Robert G. Brown and his companies and preferred director candidate of the Majority Stockholders. The Governance Committee and the independent directors of the Board have determined that Mr. Lazaretos will not be independent pursuant to applicable Nasdaq rules because Mr. Lazaretos was at one time an employee of the Company, was later and recently engaged by Mr. Brown's company, SPAR InfoTech, Inc., an affiliate of SGRP (See Transactions with Related Persons, Promoters and Certain Control Persons, below) , and his other relationships with Brown and Bartels that in their opinion preclude his independence. When Mr. Lazaretos is seated on the Board, the majority of the Board will no longer be independent as required by the applicable Nasdaq rules.

EXECUTIVES AND OFFICERS OF THE CORPORATION

Set forth in the table below are the names, ages and offices held by all Executives and Officers of the Corporation as of December 31, 2018, and (except as otherwise noted) as of the date of this Information Statement. For biographical information regarding Christiaan M. Olivier and William H. Bartels, see The Board of Directors of the Corporation, above.

Name	Age	Position with SPAR Group, Inc. (1)(2)

Christiaan M. Olivier	54	Chief Executive Officer, President and a Director

William H. Bartels	75	Vice Chairman and a Director

James R. Segreto	70	Chief Financial Officer, Secretary and Treasurer

Kori G. Belzer	53	Chief Operating Officer

Gerard Marrone	56	Chief Revenue Officer

Steven J. Adolph	53	President International

(1)

Under the Corporation's Restated By-Laws and the resolutions of the Board, each of the following individuals have been designated as both an "Executive" and an "Officer" of the Corporation except as otherwise noted below. An Executive is generally an executive officer of the Corporation and part of its senior management.

(2)	Each named individual is an "at will" employee of the Company. Their nominal terms as Executives and Officers are for one year, lasting from one annual stockholders meeting to the next.

James R. Segreto serves as Chief Financial Officer, Secretary and Treasurer of SGRP and has done so since December 14, 2007. Prior to his current position, Mr. Segreto served as Vice President and Controller of SGRP since July 8, 1999, the effective date of the Merger. Mr. Segreto served as Chief Financial Officer for Supermarket Communications Systems, Inc. from 1992 to 1997 and LM Capital, LLP from 1990 to 1992. Prior to 1992, he served as Controller of Dorman Roth Foods, Inc.

Kori G. Belzer serves as the Chief Operating Officer of SGRP and has done so since January 1, 2004. From 2000 through 2003, Ms. Belzer served as the Chief Operating Officer of SPAR Administrative Services, Inc. (then known as SPAR Management Services, Inc.) ("SAS"), and SPAR Business Services, Inc. (then known as SPAR Marketing Services, Inc.), each an affiliate of SGRP (See Transactions with Related Persons, Promoters and Certain Control Persons, below). From 1997 to 2000, Ms. Belzer served as Vice President Operations of SAS and as Regional Director of SAS from 1995 to 1997. Prior to 1995, she served as Client Services Manager for SPAR/Servco, Inc.

Gerard (Gerry) Marrone joined SPAR Group, Inc. as SVP Sales & Marketing in January 2017 and was promoted to Chief Revenue Officer in December of the same year. As Chief Revenue Officer he oversees all revenue generation and marketing activities for the company. He is responsible for strategic growth initiatives and expansion of the domestic business. His role includes seeking and leading strategic alliances and joint ventures and he is responsible for developing capabilities and best practices within the sales and marketing function that will be shared and implemented across the organization and the international network.

Steven J. Adolph serves as the President International of SGRP and has done so since June 21, 2016. Prior to his current position, Mr. Adolph served in several executive roles including: President of Kalamazoo Outdoor Gourmet, CEO Asia/Pacific for Invacare, Vice President International for SentrySafe and Vice-President Asia/Pacific for Equal/NutraSweet. Mr. Adolph graduated Magna Cum Laude from Duke University and has an MBA with distinction from the Kellogg School of Management at Northwestern University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of SGRP's Common Stock as of October 30, 2019, by: (i) each person (or group of affiliated persons) who is known by SGRP to own beneficially more than 5% of SGRP's Common Stock; (ii) each of SGRP's directors; (iii) each of the Named Executive Officers in the Summary Compensation Table; and (iv) SGRP's directors and Executives as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	See Note #	Percentage (12)
Common Shares	William H. Bartels (1)	11,634,336	(2)	55.8%
Common Shares	Christiaan M. Olivier (1)	270,640	(3)	1.3%
Common Shares	Jack W. Partridge (1)	128,432	(4)	*
Common Shares	Arthur B. Drogue (1)	41,500	(5)	*
Common Shares	R. Eric McCarthey (1)	23,000	(6)	*
Common Shares	Jeffrey A. Mayer (1)	-		*
Common Shares	Peter W. Brown (1)	145,463	(7)	*
Common Shares	James R. Segreto (1)	325,126	(8)	1.6%
Common Shares	Kori G. Belzer (1)	286,017	(9)	1.4%
Common Shares	Gerard Marrone (1)	5,760	(10)	*
Common Shares	Steven J. Adolph (1)	92,500	(11)	*
Common Shares	Robert G. Brown 123 Sunesta Cove Drive Palm Beach Gardens, FL 33418	11,634,336	(2)	55.8%

Common Shares	All Executives and Directors	12,967,774	-	62.2%
*	Less than 1%
(1)	The address of such owners is c/o SPAR Group, Inc. 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604.
(2)

These shares are owned beneficially by a control group consisting of Mr. William H. Bartels, Mr. Robert G. Brown, and SP/R Defined Benefit Pension Trust ("SP/R Trust") for the benefit of Mr. Brown. Mr. Bartels owns 5,288,693 of those shares or 25.4% and Mr. Brown owns 5,236,018 of those shares and the SP/R Trust owns 1,109,625 of those shares for a total of 30.4%.

(3)	Mr. Olivier's beneficial ownership includes 262,500 shares issuable upon exercise of options and 2,500 shares restricted stock vesting by May 21, 2019.
(4)	Mr. Partridge's beneficial ownership includes 60,000 shares issuable upon exercise of options.
(5)	Mr. Drogue's beneficial ownership includes 37,500 shares issuable upon exercise of options.
(6)	Mr. McCarthey's beneficial ownership includes 20,000 shares issuable upon exercise of options.
(7)	Mr. Peter Brown's beneficial ownership includes 47,500 shares issuable upon exercise of options.
(8)	Mr. Segreto's beneficial ownership includes 161,260 shares issuable upon exercise of options.
(9)	Ms. Belzer's beneficial ownership includes 176,250 shares issuable upon exercise of options.
(10)	Mr. Adolph's beneficial ownership includes 92,500 shares issuable upon exercise of options.
(11)	Mr. Marrone's beneficial ownership includes 5,000 shares issuable upon exercise of options.
(12)

Percentage ownership is based on the total number of shares of Common Stock outstanding (20,847,461 shares) and the number of shares of Common Stock beneficially owned (including Common Stock currently obtainable under vested options, indirectly owned through retirement plans and beneficially owned by certain family members) by such person or group, in each case as of June 30, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act ("Section 16(a)") requires SGRP's directors and certain of its officers and persons who own more than 10% of SGRP's Common Stock (collectively, "Insiders") to file reports of ownership and changes in their ownership of SGRP's Common Stock with the Commission. Insiders are required by Commission regulations to furnish SGRP with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it for the year ended December 31, 2018, or written representations from certain reporting persons for such year, SGRP believes that its Insiders complied with all applicable Section 16(a) filing requirements for such year, with the exception that Mr. Brown untimely filed two reports on Form 4 respecting six transactions, Mr. Olivier untimely filed one report on Form 4 respecting one transaction, and Ms. Belzer untimely filed one report on Form 4 respecting one transaction. All such Section 16(a) filing requirements have since been completed by each of the aforementioned individuals.

Transactions with Related Persons, Promoters and Certain Control Persons

SGRP's policy respecting approval of transactions with related persons, promoters and control persons is contained in the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Ethics Code"). The Ethics Code is intended to promote and reward honest, ethical, respectful and professional conduct by each director, executive, officer, employee, consultant and other representative of any of SGRP and its subsidiaries (together with SGRP, the "Company") and each other Covered Person (as defined in the Ethics Code) in his or her position with the Company anywhere in the world, including (among other things) serving each customer, dealing with each vendor and treating each other with integrity and respect, and behaving honestly, ethically and professionally with each customer, each vendor, each other and the Company. Article II of the Ethics Code specifically prohibits various forms of self-dealing (including dealing with relatives) and collusion and Article V of the Ethics Code generally prohibits each "Covered Person" (including SGRP's officers and directors) from using or disclosing the Confidential Information of the Company or any of its customers or vendors, seeking or accepting anything of value from any competitor, customer, vendor, or other person relating to doing business with the Company, or engaging in any business activity that conflicts with his or her duties to the Company, and directs each "Covered Person" to avoid any activity or interest that is inconsistent with the best interests of the SPAR Group, in each case except for any "Approved Activity" (as such terms are defined in the Ethics Code). Examples of violations include (among other things) having any ownership interest in, acting as a director or officer of or otherwise personally benefiting from business with any competitor, customer or vendor of the Company other than pursuant to any Approved Activity. Approved Activities include (among other things) any contract with an affiliated person (each an "Approved Affiliate Contract") or anything else disclosed to and approved by SGRP's Board of Directors (the "Board"), its Governance Committee or its Audit Committee, as the case may be, as well as the ownership, board, executive and other positions held in and services and other contributions to affiliates of SGRP and its subsidiaries by certain directors, officers or employees of SGRP, any of its subsidiaries or any of their respective family members. The Company's senior management is generally responsible for monitoring compliance with the Ethics Code and establishing and maintaining compliance systems, including those related to the oversight and approval of conflicting relationships and transactions, subject to the review and oversight of SGRP's Governance Committee as provided in clause IV.11 of the Governance Committee's Charter, and SGRP's Audit Committee as provided in clause I.2(l) of the Audit Committee's Charter. The Governance Committee and Audit Committee each consist solely of independent outside directors (see Domestic Related Party Services, International Related Party Services, Related Party Transaction Summary, Related Party Transaction Summary, Affinity Insurance, and Other Related Party Transactions and Arrangements, below).

SGRP's Audit Committee has the specific duty and responsibility to review and approve the overall fairness and terms of all material related-party transactions. The Audit Committee receives affiliate contracts and amendments thereto for its review and approval (to the extent approval is given), and these contracts are periodically (often annually) again reviewed, in accordance with the Audit Committee Charter, the Ethics Code, the rules of the Nasdaq Stock Market LLC ("Nasdaq"), and other applicable law to ensure that the overall economic and other terms will be (or continue to be) no less favorable to the Company than would be the case in an arms-length contract with an unrelated provider of similar services (i.e., its overall fairness to the Company, including pricing, payments to related parties, and the ability to provide services at comparable performance levels). The Audit Committee periodically reviews all related party relationships and transactions described below.

The Special Committee also has been involved in the review of the Proposed Amendments to SGRP's By-Laws and the By-Laws Action and 225 Action (see Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Settled Delaware Litigations, in SGRP's Quarterly Report on Form 10-Q, as filed with the SEC on August 14, 2019 (the "Q2 2019 Quarterly Report"). .

Domestic Related Party Services:

SPAR Business Services, Inc. ("SBS"), SPAR Administrative Services, Inc. ("SAS"), and SPAR InfoTech, Inc. ("Infotech"), have provided services from time to time to the Company and are related parties and affiliates of SGRP, but are not under the control or part of the consolidated Company. SBS is an affiliate because it is owned by Robert G. Brown and prior to December 2018 was owned by William H. Bartels. SAS is an affiliate because it is owned by William H. Bartels and certain relatives of Robert G. Brown or entities controlled by them (each of whom are considered affiliates of the Company for related party purposes).  Infotech is an affiliate because it is owned principally by Robert G. Brown.  Mr. Brown and Mr. Bartels are the Majority Stockholders (see below), members of a 13D control group and founders of SGRP, Mr. Brown was Chairman and an officer and director of SGRP through May 3, 2018 (when he retired), and Mr. Bartels was and continues to be Vice Chairman and a director and officer of SGRP.  Mr. Brown and Mr. Bartels also have been and are stockholders, directors and executive officers of various other affiliates of SGRP. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies – Legal Matters, in the Q3 2019 Quarterly Report.  See also SBS Bankruptcy and Settlement and Infotech Litigation and Settlement, in SGRP's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019 (the "Q3 2019 Quarterly Report").

The Company executes its domestic field services through the services of field merchandising, auditing, assembly and other field personnel (each a "Field Specialist"), substantially all of whom are provided to the Company and engaged by independent third parties and located, scheduled, deployed and administered domestically through the services of local, regional, district and other personnel (each a "Field Administrator"), and substantially all of the Field Administrators are in turn are employed by other independent third parties.

SBS provided substantially all of the Field Specialist services in the U.S.A. to the Company from January 1 through July 27, 2018, and an independent vendor and licensee provided them for the balance of 2018. The Company paid $13.3 million during the nine months ended September 30, 2018, to SBS for its provision as needed of the services of approximately 4,500 of SBS's available Field Specialists in the U.S.A. (which amounted to approximately 43% of the Company's total domestic Field Specialist service expense for the nine months ended September 30, 2018).

Since the termination of the Amended and Restated Field Service Agreement with SBS on December 1, 2014 (as amended, the "Prior SBS Agreement"), the Company and SBS agreed to an arrangement where the Company reimbursed SBS for the Field Specialist service costs and certain other approved reimbursable expenses incurred by SBS in performing services for the Company and paid SBS a revised fixed percentage of such reimbursable expenses (the "Cost Plus Fee") equal to 2.96% of those reimbursable expenses, subject to certain offsetting credits.  The Company had offered a new agreement to SBS confirming that reimbursable expenses were subject to review and approval by the Company, but SBS rejected that proposal.

Due to (among other things) the Clothier Determination (as defined in the Q3 2019 Quarterly Report) and the ongoing proceedings against SBS (which could have had a material adverse effect on SBS's ability to provide future services needed by the Company), SBS' continued higher charges and expense reimbursement disputes, and the Company's identification of an experienced independent third party company (the "Independent Field Vendor") who would provide comparable services on substantially better terms, the Company terminated the services of SBS effective July 27, 2018, and the Company has engaged that Independent Field Vendor to replace those field services previously provided by SBS (other than in California).  The Company similarly terminated SAS and has engaged another independent third party company on substantially better terms to replace those administrative services formerly provided by SAS, effective August 1, 2018 (the "Independent Field Administrator").

The Company believes it has saved approximately $1.1 million since August 1, 2018 through September 30, 2019, or approximately $900,000 on an annualized basis, by using the Independent Field Vendor and Independent Field Administrator instead of using SBS and SAS, respectively, and the Company's increase in domestic earnings are due at least in part to those savings.

Even though the Company believes it had paid SBS for all services provided through July 27, 2018, the Company received notice that there may not have been sufficient funds in SBS' bank accounts to honor all payments SBS had made by check to their Field Specialists.  Based on this notice, the Company withheld approximately $112,000 of final mark-up compensation due SBS and had made payments, on a daily basis, into the SBS bank account designated for Field Specialist payments to ensure all SBS Field Specialists that had provided services to the Company were properly compensated for those services.  The $112,000 had been completely exhausted and the Company was required to fund an additional $13,000 to cover these duplicate Field Specialist payments. See SBS Bankruptcy and Settlement, in the Q3 2019 Quarterly Report.

The Company has reached a non-exclusive agreement on substantially better terms than SBS with an experienced independent third-party vendor to provide substantially all of the domestic Field Specialist services used by the Company.  The Company has also reached a separate non-exclusive agreement on substantially better terms than with SAS with another independent third-party vendor to provide substantially all of the domestic Field Administrator services used by the Company. The Company transitioned to such new vendors during July 2018, and such transition was virtually unnoticeable to the Company's clients.

SAS provided substantially all of the Field Administrators in the U.S.A. to the Company from January 1 through September 30, 2018.  The Company paid $2.7 million to SAS for its provision of its 57 full-time regional and district administrators (which amounted to approximately 91% of the Company's total domestic field administrative service cost for the nine month period ended September 30, 2018.

In addition to these field service and administration expenses, SAS also incurred other administrative expenses related to benefit and employment tax expenses of SAS and payroll processing, and other administrative expenses and SBS incurred expenses for processing vendor payments, legal defense and other administrative expenses (but those expenses were only reimbursed by SGRP to the extent approved by the Company as described below).

No SAS compensation to any officer, director or other related party (other than to Mr. Peter W. Brown, a related party as noted below, pursuant to previously approved budgets) had been reimbursed by the Company. This was not a restriction on SAS since SAS is not controlled by the Company and could have paid any compensation to any person that SAS desires out of its own funds. Since SAS is a "Subchapter S" corporation, all income from SAS is allocated to its stockholders (see above).

On May 7, 2018, the Company gave a termination notice to SAS specifying July 31, 2018, as the end of the Service Term under (and as defined in) SAS Agreement signed in 2016.  The Company has reached a non-exclusive agreement with an independent third party vendor to provide substantially all of the domestic Independent Field Administrators used by the Company.  The Company transitioned to such new vendor during July 2018, and it was virtually unnoticeable to the Company's clients.

Although SAS has not provided or been authorized to perform any services to the Company after their terminations described above effective on or before July 31, 2018, SAS has apparently continued to operate and claim that the Company owes them for all of their post-termination expenses for the foreseeable future.  For the period from August, 2018 through September 30, 2019, SAS has invoiced the Company over $200,000.  All such invoices have been rejected by the Company.  The Company has determined that it is not obligated to reimburse any such post-termination expense (other than for potentially reimbursing SAS for mutually approved reasonable short term ordinary course transition expenses in previously allowed categories needed by SAS to wind down its business, if any), and that such a payment would be an impermissible gift to a related party under applicable law, which determinations have been supported by SGRP's Audit Committee.  See SAS Settlement Discussions and Arbitration, in the Q3 2019 Quarterly Report.

The Company expects that SBS and SAS may use every available means to attempt to collect reimbursement from the Company for the foreseeable future for all of their post-termination expense, including repeated litigation. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters and See also SBS Bankruptcy and Settlement and SAS Settlement Discussions and Arbitration, in the Q3 2019 Quarterly Report.

Any claim by Robert G. Brown, William H. Bartels, SAS, any other related party or any third party that the Company is somehow liable for any judgment or similar amount imposed against SBS or SAS or any other related party, any judicial determination that the Company is somehow liable for any judgment or similar amount imposed against SBS or SAS or any other related party, or any increase in the Company's use of employees (rather than the services of independent contractors provided by third parties) to perform Field Specialist services domestically, in each case in whole or in part, could have a material adverse effect on the Company or its performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, legal costs liabilities, liquidity, locations, marketing, operations, prospects, sales, strategies, taxation or other achievement, results or condition), whether actual or as planned, intended, anticipated, estimated or otherwise expected. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters, in the Q3 2019 Quarterly Report.

Current material and potentially material legal proceedings impacting the Company are described in Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies - Legal Matters, in the Q3 2019 Quarterly Report.  These descriptions are based on an independent review by the Company and do not reflect the views of SBS, its management or its counsel.  Furthermore, even though SBS was solely responsible for its operations, methods and legal compliance, in connection with any proceedings against SBS, SBS continues to claim that the Company is somehow liable to reimburse SBS for its expenses in those proceedings. The Company does not believe there is any basis for such claims and would defend them vigorously.

Infotech sued the Company in New York seeking reimbursement for approximately $190,000 respecting alleged lost tax benefits and other expenses it claims to have incurred in connection with SGRP's acquisition of its Brazilian subsidiary and previously denied on multiple occasions by both management and SGRP's Audit Committee, whose approval was required because Infotech is a related party. Infotech also threatened to sue the Company in Romania for approximately $900,000 for programming services allegedly owed to the Company's former Romanian subsidiary (sold at book value to Infotech in 2013) and not provided to Infotech, for which the Company vigorously denies liability. See Infotech Litigation and Settlement, in the Q3 2019 Quarterly Report.

Peter W. Brown was appointed as a Director on the SGRP Board as of May 3, 2018, replacing Mr. Robert G. Brown upon his retirement from the Board and Company at that date.  He is not considered independent because Peter Brown an affiliate and related party in respect of SGRP and was proposed by Mr. Robert G. Brown to represent the Brown family interests.  He worked for and is a stockholder of SAS (see above) and certain of its affiliates, he is the nephew of Mr. Robert G. Brown (a current significant stockholder of SGRP, a member of a 13D control group and SGRP's former Chairman and director), he is a director of SPAR Brasil Serviços de Merchandising e Tecnologia S.A., a Brazilian corporation and SGRP subsidiary ("SPAR BSMT") and owns Earth Investments LLC, ("EILLC"), which owns 10% interest in the SGRP's Brazilian subsidiary.

National Merchandising Services, LLC ("NMS"), is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the NMS membership interests and by National Merchandising of America, Inc. ("NMA"), through its ownership of the other 49% of the NMS membership interests. Mr. Edward Burdekin is the Chief Executive Officer and President and a director of NMS and also is an executive officer and director of NMA. Ms. Andrea Burdekin, Mr. Burdekin's wife, is the sole stockholder and a director of NMA and a director of NMS. NMA is an affiliate of the Company but is not under the control of or consolidated with the Company. Mr. Burdekin also owns 100% of National Store Retail Services ("NSRS"). Since September 2018, NSRS provided substantially all of the domestic merchandising specialist field force used by NMS. For those services, NMS agrees to reimburse NSRS the total costs for providing those services and to pay NSRS a premium equal to 1.0% of its total cost.

Also, NMS leases office and operational space that is owned personally by Mr. Burdekin. The Lease expense is $2,000 a month, which is representative of current market rates. While there is no formal signed agreement, there is no expected change to the arrangement.

On August 10, 2019, NMS, to protect continuity of its Field Specialist nationwide, petitioned for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in the U.S. District for Nevada (the "NMS Chapter 11 Case"), and as a result, the claims of NMS' creditors must now generally be pursued in the NMS Chapter 11 Case.  On August 11, 2019, NSRS and Mr. Burdekin also filed for reorganization in the NMS Chapter 11 Case NMS is part of the consolidated Company.  Currently the Company believes that the NMS Chapter 11 Case is not likely to have a material adverse effect on the Company, and the Company's ownership of and involvement in NMS is not likely to change as a result of the NMS Chapter 11 Case or any resulting NMS reorganization.

Resource Plus of North Florida, Inc. ("RPI"), is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the RPI membership interests and by Mr. Richard Justus through his ownership of the other 49% of the RPI membership interests. Mr. Justus has a 50% ownership interest in RJ Holdings which owns the buildings where RPI is headquartered and operates. Both buildings are subleased to RPI at local market rates.

SBS Bankruptcy and Settlement

On November 23, 2018, SBS petitioned for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in the U.S. District for Nevada (the "SBS Chapter 11 Case").

Management recommended, and the Audit Committee agreed, that it would be in the best interest of all stockholders to oppose SBS's proposed reorganization unless a reasonable settlement could be reached, and that any settlement should include a reasonable disposition of the SGRP Claims (as defined in the SBS Settlement Agreement) and mutual releases of all other claims.  After extensive negotiation between the SBS Parties and the SGRP Parties, the parties entered into the Compromise and Settlement Agreement dated as of July 26, 2019, and was signed and released over the succeeding weekend (the "SBS Settlement Agreement").  The Settlement was described in, filed with and incorporated into SGRP's Current Report on Form 8-K as filed with the SEC on August 8, 2019 (the "SBS Settlement Release").

The SBS Settlement Agreement provides for a mutual release of claims (including the SBS Claims and the SGRP Claims, as defined therein), except for the following:

(i)        SBS will pay to the applicable SGRP Parties the SGRP Claims (before discount, $2,231,260) discounted to their pro rata share (among all creditors of the same class) of the New Value Contribution (after discount, est. $111,563) and of the Settlement Contribution in twenty-four (24) equal monthly amounts (after discount, est. $61,370), starting January 2020 and without any interest (collectively, the "Discounted Claim Payments"), as such terms are defined in the SBS Settlement Agreement.

(ii)         SMF will pay to SBS the Proven Unpaid A/R upon its determination (as described below).

In the SBS Settlement Agreement, the parties agreed to have Rehmann Robson ("Rehmann "), a financial and accounting services firm, independently determine the Proven Unpaid A/R based on parameters set forth in the SBS Settlement Agreement.  In the SBS Settlement Agreement, the parties will accept the determination of Rehmann as final and binding, and all other claims and amounts are released. Rehmann has preliminarily determined that the Company had paid all amounts due to SBS and that the Proven Unpaid A/R equals zero. The final Rehmann report is expected by the end of November 2019.

The Company has recorded the total settlement amount of $172,933 as of September 30, 2019, and will continue to evaluate its collectability from SBS and establish reserves as appropriate.

The Company believes that the robust and comprehensive mutual releases in the SBS Settlement Agreement provide valuable relief from potential future claims and litigation by SBS respecting the Company's past involvement with SBS.  However, Robert G. Brown, president, director and indirect owner of SBS, has since the Court's approval of the SBS Settlement Agreement has continued to allege that the claims and amounts that were fully released pursuant to the SBS Settlement Agreement and approved by the bankruptcy court are due to SBS from the Company, and the Company strongly disagrees.  Since all such claims have been completely released by SBS (with Mr. Brown's approval), the Company owes nothing and will not accrue anything respecting Mr. Brown's renewed claims.

On August 6, 2019, with the support of (among others) the Clothier and Rodgers plaintiffs and the Company, the Court approved the SBS Settlement Agreement and the SBS Reorganization pursuant to the SBS Plan (as defined in the SBS Settlement Release). See the Company's SBS Settlement Release.

Infotech Litigation and Settlement

On September 19, 2018, SGRP was served with a Summons and Complaint by SPAR InfoTech, Inc. ("Infotech"), an affiliate of SGRP that is owned principally by Robert G. Brown ("Mr. Brown") (one of the Majority Stockholders) as plaintiff commencing a case against SGRP (the "Infotech Action"). The Infotech Action sought payment from SGRP of approximately $190,000 for alleged lost tax benefits and other expenses that it claims to have incurred in connection with SGRP's acquisition of its Brazilian subsidiary and that were previously denied on multiple occasions by both management and SGRP's Audit Committee (whose approval was required because Infotech is a related party).

In 2016, SGRP acquired SPAR Brasil Serviços de Merchandising e Tecnologia S.A. ("SPAR BSMT"), its Brazilian subsidiary, with the assistance of Mr. Brown(while he was still Chairman and an officer and director of SGRP) and his nephew, Peter W. Brown, who became an indirect 10% owner of SPAR BSMT, and later became a director of SGRP on May 3, 2018. Mr. Brown used his private company, Infotech and undisclosed foreign companies to structure the acquisition for SGRP.

Mr. Brown incurred his alleged expenses associated with the transaction through Infotech, including salary allocations for unauthorized personnel and claims for his "lost tax breaks".  Mr. Brown submitted his unauthorized and unsubstantiated "expenses" to SGRP, and SGRP's Audit Committee allowed approximately $50,000 of them (which was paid) and disallowed approximately $150,000 of them.  His claim increased to over $190,000 in the Infotech Action.  The Company vigorously denied owing any of those amounts.

In 2018, Infotech also threatened to sue the Company in Romania for approximately $900,000 for programming services allegedly owed to the Company's former Romanian subsidiary (sold at book value to Infotech in 2013) and not provided to Infotech (the "Romanian Claim"). Infotech gave a draft complaint to the Company in 2018. The Company also vigorously denied owing any of those obligations or amounts.

In order to avoid the expenses of protracted litigation, SGRP's Management and the Audit Committee agreed that it would be in the best interest of all stockholders to reach a reasonable settlement of both the Infotech Action and the Romanian Claim for installment payments in reasonable amounts and mutual releases of all other related claims.  Management had offed $225,000 to settle both, but at the urging of the Board and assurances of several Board members that it would help them persuade Mr. Brown to settle, management agreed to increase the settlement offer to a total of $275,000.  After extensive negotiation between the Company and Infotech, Mr. Brown accepted the $275,000 offer and the parties entered into the Confidential Settlement Agreement and Mutual Release on October 8, 2019 (the "Infotech Settlement Agreement"), which was approved and ordered by the Court on October 30, 2019, and the Infotech Action was discontinued (dismissed) with prejudice.

The Infotech Settlement Agreement requires the Company to make payments totaling $275,000 in four installments: (i) $75,000 following Court approval (which Payment has already been made); (ii) $75,000 within 30 days following discontinuance of the Infotech Action (which was discontinued on October 30, 2019); (iii) $75,000 within 60 days following discontinuance of the Infotech Action; and (iv) $50,000 within 90 days following discontinuance of the Infotech Action.  The Company has made appropriate accruals for those installment obligations.

The Company believes that the robust and comprehensive mutual releases in the Infotech Settlement Agreement provide valuable relief from potential future claims and litigation by Infotech respecting the Company's past involvement with Infotech in the Brazilian and Romanian transactions.

SAS Settlement Discussions and Arbitration

SAS provided substantially all of the Field Administrators in the U.S.A. to the Company from July 1999 through July 31, 2018.  For the seven month period ended July 31, 2018, the Company paid $2.7 million to SAS for its provision of its 57 full-time regional and district administrators, which amounted to approximately 91% of the Company's total domestic field administrative service cost.

In addition to field administration expenses, SAS also incurred other administrative expenses related to benefit and employment tax expenses, payroll processing, rent and other similar administrative expenses but those expenses were only reimbursed to the extent approved by the Company.

On May 7, 2018, the Company gave a termination notice to SAS specifying July 31, 2018, as the end of the Service Term under (and as defined in) the restated SAS Field Administration Agreement signed in 2016 (the "SAS Agreement"). The Company transitioned to its new Independent Field Administrator (see above) during July 2018.  See Domestic Related Party Services, above.

Although SAS has not provided or been authorized to perform any services to the Company after their termination described above (effective on or before July 31, 2018), SAS has apparently continued to operate and claims that the Company owes them for all of their post-termination expenses for the foreseeable future. For the period from August 2018 through June 30, 2019, SAS has invoiced the Company over $200,000. All such invoices have been rejected by the Company. While the Company has determined that it is not obligated to reimburse any such post-termination expenses, it has, in good faith, entered into settlement discussions with SAS to resolve these matters.  Part of the settlement discussions include an offsetting recovery by the Company for cash advances it has provided to SAS to meet its insurance obligations.

Due to a shortfall in its bank accounts and its inability to pay Affinity approximately $215,000 in premium adjustments, SAS alleged that the Company had failed to pay the required Affinity premiums to SAS.  The parties agreed to have Rehmann Robson ("Rehmann"), a financial and accounting services firm, independently determine whether the Company had made all such payments to SAS.  Rehmann has determined that the Company had paid all amounts due to SAS except for $26,000.  In the process, the parties learned from Robert G. Brown that he had caused SAS to transfer approximately $200,000 to SBS from the SAS bank accounts for "SBS Affinity adjustments".  The final Rehmann report addressing other items is expected by the end of November 2019. See Affinity Insurances, below.

These advances were essential support to ensure SAS satisfied its insurance carriers premium advance requirements.  The offsetting amount due the Company is approximately $226,000.  See Affinity Insurances, below.

At this time, settlement discussions have halted and the Company is seeking resolution though arbitration as permitted under the SAS Field Administration Agreement.

International Related Party Services:

SGRP Meridian (Pty), Ltd. ("Meridian") is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 23% by FRIEDSHELF 401 Proprietary Limited (owned by Mr. Brian Mason and Mr. Garry Bristow) and 26% by Lindicom Proprietary Limited. Mr. Mason is President and a director and Mr. Bristow is an officer and director of Meridian. Mr. Mason is also an officer and director and 50% shareholder of Merhold Property Trust ("MPT"). Mr. Mason and Mr. Bristow are both officers and directors and both own 50% of Merhold Cape Property Trust ("MCPT"). Mr. Mason and Mr. Bristow are officers and owners of Merhold Holding Trust ("MHT") which provides similar services like MPT. MPT owns the building where Meridian is headquartered and also owns 20 vehicles, all of which are subleased to Meridian. MCPT provides a fleet of 172 vehicles to Meridian under a 4 year lease program. These leases are provided to Meridian at local market rates included in the summary table below.

SPAR Todopromo is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 49% by the following individuals: Mr. Juan F. Medina Domenzain, Juan Medina Staines, Julia Cesar Hernandez Vanegas, and Jorge Medina Staines. Mr. Juan F. Medina Domenzain is an officer and director of SPAR Todopromo and is also majority shareholder (90%) of CONAPAD ("CON") which supplied administrative and operational consulting support to SPAR Todopromo in 2016.

Mr. Juan F. Medina Domenzain ("JFMD"), partner in SPAR Todopromo, leased a warehouse to SPAR Todopromo. The lease expires on December 31, 2020.

SPAR Brasil Serviços de Merchandising e Tecnologia S.A., a Brazilian corporation ("SPAR BSMT" is owned 51% by the Company, 39% by JK Consultoria Empresarial Ltda.-ME, a Brazilian limitada ("JKC"), and 10% by Earth Investments, LLC, a Nevada limited liability company ("EILLC").

JKC is owned by Mr. Jonathan Dagues Martins, a Brazilian citizen and resident ("JDM") and his sister, Ms. Karla Dagues Martins, a Brazilian citizen and resident. JDM is the Chief Executive Officer and President of each SPAR Brazil company pursuant to a Management Agreement between JDM and SPAR BSMT dated September 13, 2016. JDM also is a director of SPAR BSMT. Accordingly, JKC and JDM are each a related party in respect of the Company. EILLC is owned by Mr. Peter W. Brown, a citizen and resident of the USA ("PWB") and a director of SPAR BSMT and SGRP and nephew of SGRP"s largest shareholder and member of a 13D control group, Robert G. Brown. Accordingly, PWB and EILLC are each a related party in respect of the Company.

SPAR BSMT has contracted with Ms. Karla Dagues Martins, a Brazilian citizen and resident and JDM's sister and a part owner of SPAR BSMT, to handle the labor litigation cases for SPAR BSMT and its subsidiaries.  These legal services are being provided to them at local market rates by Ms. Martins' company, Karla Martins Sociedade de Advogados ("KMSA"). Accordingly, Mr. Jonathan Dagues Martins and Ms. Karla Dagues Martins are each an affiliate and a related party in respect of the Company.

Summary of Certain Related Party Transactions:

The following costs of affiliates were charged to the Company annually for the fiscal years ended December 31, 2018 and December 31, 2017 (in thousands):

	Year Ended December 31,
	2018	2017
Services provided by affiliates:
Field Specialist Service expenses* (SBS)	$15,404	$25,866
Field Administration Service expenses* (SAS)	2,738	4,215
National Store Retail Services (NSRS)	986	-
RJ Holdings	247	-
Office and vehicle rental expenses (MPT)	66	62
Vehicle rental expenses (MCPT)	1,248	1,146
Office and vehicle rental expenses (MHT)	228	170
Field Administration expenses* (NDS Reklam)	2	2
Consulting and administrative services (CON)	220	244
Warehouse Rental (JFMD)	49	47
Legal Services (KMSA)	135	10
Total services provided by affiliates	$21,323	$31,762

* Includes substantially all overhead (in the case of SAS and SBS), or related overhead, plus any applicable markup. The services provided by SAS and SBS were terminated as of July 2018.

Due to affiliates consists of the following (in thousands):	December 31,
	2018	2017
Loans from local investors:(1)
Australia	$226	$250
Mexico	1,001	1,001
Brazil	139	139
China	2,130	719
South Africa	618	24
Resource Plus	531	-
Accrued Expenses due to affiliates:
SBS/SAS	–	893
Total due to affiliates	$4,645	$3,026

(1) Represent loans from the local investors into the Company's subsidiaries (representing their proportionate share of working capital loans). The loans have no payment terms and are due on demand and as such have been classified as current liabilities in the Company's consolidated financial statements.

The following costs of affiliates were charged to the Company during the periods noted below (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Services provided by affiliates:
Field merchandiser and other expenses (SBS)*	$-	$2,063	$-	$15,353
Field administration and other expenses (SAS)*	-	475	-	2,738
National Store Retail Services (NSRS)	4,088	-	4,473	-
Office lease expenses (Mr. Burdekin)	6	6	18	18
Office lease expenses (RJ Holdings)	162	-	361	-
Office and vehicle lease expenses (MPT)	16	15	48	44
Vehicle rental expenses (MCPT)	294	292	881	839
Office and vehicle rental expenses (MHT)	73	53	205	142
Consulting and administrative services (CON)	29	49	103	160
Legal Services (KMSA)	21	40	64	93
Warehousing rental (JFMD)	13	13	37	37

Total services provided by affiliates	$4,702	$3,006	$6,190	$19,424

*	Includes substantially all overhead (in the case of SAS and SBS), or related overhead, plus any applicable markup. The services provided by SAS and SBS were terminated as of July 2018.

Due to affiliates consists of the following (in thousands):	September 30,	December 31,
	2019	2018
Loans from local investors:(1)
Australia	$429	$226
Mexico	1,001	1,001
Brazil	139	139
China	2,200	2,130
South Africa	624	618
Resource Plus	531	531
Total due to affiliates	$4,924	$4,645

(1)

Represent loans from the local investors into the Company's subsidiaries (representing their proportionate share of working capital loans). The loans have no payment terms and are due on demand and as such have been classified as current liabilities in the Company's consolidated financial statements.

Affinity Insurance:

In addition to the above, through August 1, 2018, SAS purchased insurance coverage from Affinity Insurance, Ltd. ("Affinity") for worker compensation, casualty and property insurance risk for itself, for SBS on behalf of Field Specialists that require such insurance coverage (if they do not provide their own), and for the Company. SAS owns a minority (less than 1%) of the common stock in Affinity. Based on informal arrangements between the parties, the Affinity insurance premiums for such coverage were ultimately charged (through SAS) for their fair share of the costs of that insurance to SMF, SAS (which then charges the Company) and SBS. Since August 1, 2018, the new independent vendor providing the Company's Field Administrators also is a member of and provided such insurance through Affinity for itself and on behalf of the Field Specialists that require such insurance coverage (if they do not provide their own), and the Company is obtaining its own such insurance through Affinity (in which the Company is also now a member).

In addition to those required periodic premiums, Affinity also requires payment of cash collateral deposits ("Cash Collateral"), and Cash Collateral amounts are initially determined and from time to time re-determined (upward or downward) by Affinity. From 2013 through August 1, 2018, SAS deposited Cash Collateral with Affinity that now totals approximately $965,000; approximately $379,000 of that Cash Collateral was allocable to SBS and approximately $296,000 of that Cash Collateral was allocable to SMF and the balance of approximately $290,000 was allocated to other affiliates of the Company. The $379,000 Cash Collateral deposits allocable to SBS were paid by SAS on behalf of SBS, SAS received advances to make such payments from SBS, and SBS in turn received advances to make such payments from SMF. The SGRP Claims for this debt in the SBS Chapter 11 Case were settled at a substantial discount as part of the overall Settlement Agreement.  See Note 8 to the Company's Consolidated Financial Statements, Commitments and Contingencies - Legal Matters -  SBS Bankruptcy and Settlement -- Settlement Agreement in the Q3 2019 Quarterly Report)  The Cash Collateral deposits allocable to SMF have been paid by SAS on behalf of SMF, and SAS received advances to make such payments from SMF. At the time those advances were requested by Mr. Brown be made by the Company to SAS and SBS, they were not specifically disclosed by Mr. Robert G. Brown (then SGRP executive Chairman), Mr. William H. Bartels (SGRP Vice Chairman then and now) or Mr. James R. Segreto (Chief Financial Officer), to or approved by the Audit Committee or Board (as a related party transaction or otherwise), and at the time Mr. Brown and Mr. Bartels were the sole owners and executives of SAS and SBS. In addition to funding such Cash Collateral, the Company believes that it has provided (after 1999) all of the funds for all premium payments to and equity investments in Affinity and that the Company may be owed related amounts by SAS, SBS and their affiliates.

The Company also has advanced money to SAS to prepay Affinity insurance premiums (which in the case of workers compensation insurance are a percentage of payroll). The Company had advanced approximately $226,000 to SAS for the 2019-2020 Affinity plan year based on estimates that assumed SBS and SAS would be providing services to the Company for the full plan year ("Premium Advances"). However, the Company terminated their services at the end of July 2018 therefore, that insurance was required for only one month's payroll. Upon completion of the Affinity audit for the Affinity 2018-2019 plan year, the Company anticipates that SAS will receive a premium refund from Affinity of approximately $150,000 and will be obligated to repay that amount to the Company.

Affinity from time to time may (in the case of a downward adjustment in such periodic premiums or the Cash Collateral) make refunds, rebates or other returns of such periodic premiums and Cash Collateral deposits to SAS for the benefit of itself, SBS and SMF (including any premium refund, as returned or returnable, "Affinity Returns"). The Company believes that SAS is obligated to return to SMF any and all Affinity Returns allocable to SMF in repayment of the corresponding advances from SMF and allocable to SAS in repayment of the corresponding advances from SMF. The Company also believes that SAS is obligated to return to SBS, and SBS is obligated to return to SMF, any and all Affinity Returns allocable to SBS in repayment of the corresponding advances. The Company believes that SBS and SAS will have limited operations after August 1, 2018, that the litigation and likely resulting financial difficulties facing SBS are significant, and that without adequate security, those circumstances puts such repayments to the Company at a material risk.

In July 2017, SAS gave SR Services, Inc. ("SRS"), an enforceable reimbursement and security agreement respecting the approximately $180,000 in Cash Collateral SAS owed SRS.  However, SAS did not disclose that transaction to the Company for over a year and did not offer the same terms to the Company until the Company finally received a copy in July 2018.

SMF had been in negotiations with SAS (represented by William H. Bartels, Vice Chairman of SGRP and one of the Majority Stockholders) since November 2017 for an enforceable reimbursement and security agreement to document and secure those Cash Collateral advances and Premium Advances and SAS' corresponding repayment obligations, which advances total approximately $516,000 ($290,000 for Cash Collateral advances and $226,000 for Premium Advances).

The Company offered settlement terms to SAS subject to first finalizing an enforceable reimbursement and security agreement between them (based on the SRS Agreement) and finalizing an Intercreditor Agreement with SRS and SBS recognizing and protecting their respective interests.  SBS and SRS have never accepted the Intercreditor agreement.

According to the SBS reorganization plan and subsequent actions, SBS plans to market SAS' Affinity insurance connection to provide Affinity insurance to others, which would likely put the Company's Cash Collateral at risk.  SAS also allowed SBS to withdraw approximately $200,000 from SAS' bank accounts, which had prevented SAS' repayment to the Company of the Premium Advances.

Negotiations have recently broken down over SAS' refusal to protect the Cash Collateral, as well as their demands for post-termination payments and offsets potentially larger than the Cash Collateral. As a result the Company has recorded a reserve for $901,000 (which includes such receivables) in 2018.

The Company expects that SAS may use every available means to attempt to collect reimbursement from the Company for the foreseeable future for post-termination expense, including service provided to SBS post-reorganization. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies – Legal Matters, in the Q3 2019 Quarterly Report.  See also SBS Bankruptcy and Settlement, above.

The Company believes that SAS will have limited operations and the likely resulting financial difficulties facing SBS are significant, and that without adequate security, those circumstances puts any such repayments to the Company at a material risk.

The Company has decided that the issues with SAS can only be resolve through binding arbitration as provided in the SAS Agreement.

The SGRP Claims against SBS for this debt in the SBS Chapter 11 Case were settled at a substantial discount as part of the overall Settlement Agreement.  See Note 8 to the Company's Consolidated Financial Statements, Commitments and Contingencies - Legal Matters - SBS Bankruptcy and Settlement -- Settlement Agreement in the Q3 2019 Quarterly Report).

Other Related Party Transactions and Arrangements:

In July 1999, SMF, SBS and SIT entered into a perpetual software ownership agreement providing that each party independently owned an undivided share of and has the right to unilaterally license and exploit certain portions of the Company's proprietary scheduling, tracking, coordination, reporting and expense software (the "Co-Owned Software") are co-owned with SBS and Infotech and each entered into a non-exclusive royalty-free license from the Company to use certain "SPAR" trademarks in the United States (the "Licensed Marks"). As a result of the SBS Chapter 11 Case, SBS' rights in the Co-Owned Software and Licensed Marks are assets of SBS' estate, subject to sale or transfer in any court approved reorganization or liquidation. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters, Related Party Litigation in the Q3 2019 Quarterly Report and SBS Bankruptcy, below.

Through arrangements with the Company, SBS (owned by Mr. Brown and prior to December 2018 was owned by Mr. Bartels), SAS (owned by Mr. Bartels and family members of Mr. Brown), and other companies owned by Mr. Brown participate in various benefit plans, insurance policies and similar group purchases by the Company, for which the Company charges them their allocable shares of the costs of those group items and the actual costs of all items paid specifically for them. All such transactions between the Company and the above affiliates are paid and/or collected by the Company in the normal course of business.

CORPORATE GOVERNANCE

Board Structure, Leadership and Risk Oversight

The Board of Directors of the Corporation (the "Board") is responsible for overseeing the management, policies and direction of the Corporation and its subsidiaries (collectively, the Company"), both directly and through its committees (as described below), pursuant to the authority conferred by the Corporation's Restated By-Laws, charters and policies and by applicable law. The Board's responsibilities include (without limitation) the appointment and oversight of the Company's executive officers. The Board also is actively involved in the oversight of risks that could affect the Company, both directly and through its committees with respect to the most significant risks facing the Company (including material strategic, market or operational risks). Pursuant to their respective charters, the Board has established and delegated various oversight and other responsibilities to the Audit Committee (and its Special Subcommittee), the Compensation Committee, and the Governance Committee, as such committees are defined and more fully described below under the headings "Audit Committee and its Special Subcommittee", "Compensation Committee" and "Governance Committee".

The Board believes its leadership role for the Company is strengthened by having a majority of its members be independent directors, who meet regularly as an independent body and provide leadership through their industry experience and knowledge and the actions of the independent committees they chair, and by having its second largest stockholder and Chief Executive Officer as members of the Board. The Board also has established separate positions for the Chairman of the Board (the "Chairman"), which is a non-executive position, for the Lead Director of the Board (the "Lead Director"), and for SGRP's Chief Executive Officer (who also is its President), which the Board believes better enables the Chairman to focus his efforts on long term strategic governance and planning for the Company, the Lead Director (who also its Chairman) to provide Board leadership and facilitate meaningful communications between the Board and the Company's management, and the Chief Executive Officer to focus his time and energy on managing the Company's sales and operations. The Board believes this leadership structure has enhanced its ability to effectively carry out its responsibilities on behalf of the Corporation's stockholders as well as its oversight of the Company's management and overall corporate governance. Mr. Arthur B. Drogue is the Corporation's Chairman (as well as Lead Director, Chairman of the Governance Committee and Special Subcommittee of the Audit Committee), and Mr. Christiaan M. Olivier is the Company's Chief Executive Officer and President.

To assist the Board and its Committees in their respective oversight roles, the Company's Chief Executive Officer brings members of the Company's management from various business or administrative areas into meetings of the Board or applicable Committee from time to time to make presentations, answer questions and provide insight to the members, including insights into areas of potential risk. Each Committee endeavors to satisfy its responsibilities through: (i) its receipt and review of regular reports directly from officers responsible for oversight of particular risks within the Company, (ii) direct communications by the Committee or its Chairman with the Corporation's senior management, (iii) independent principal accountants (in the case of the Audit Committee) and counsel respecting such matters and related risks, (iv) its executive sessions, (v) its reports (generally through its Chairman) to the full Board respecting the Committee's considerations and (vi) if applicable, actions and recommendations regarding such matters and risks as deemed appropriate.

Risk oversight is conducted primarily through the Audit Committee, but also is conducted through the Compensation Committee or Governance Committee, as applicable. The Audit Committee is responsible for overseeing the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company and regularly considers (among other things) financial, reporting, internal control, related party, legal and other issues and related risks and uncertainties material to the Company. The Compensation Committee is responsible for overseeing and regularly considers the performance and compensation of the executives, director compensation and the other compensation, equity incentive, related policies, and benefits of the Company. The Governance Committee is responsible for overseeing and regularly considers the finding, vetting and nomination of directors and committee members for the Board and senior Executives for SGRP, and the content and application of the 'Ethics Code, corporate documents and governance policies and practices.

The Audit Committee, its Special Committee, the Compensation Committee and the Governance Committee each consist solely of independent outside directors. Mr. R. Eric McCarthey is Chairman of the Audit Committee, Mr. Jeffrey A. Mayer is Chairman of the Compensation Committee, and Mr. Arthur B. Drogue is Chairman of the Governance Committee as well as the Special Subcommittee of the Audit Committee.

Board Meetings

The Board meets regularly to receive and discuss operating and financial reports presented by management of SGRP and its advisors. During the year ended December 31, 2018, the Board held four regular meetings in person and eight special meetings by telephone. Each incumbent Director is required to attend 75% of the board meetings. In 2018, all incumbent members attended at least 75% of the meetings.

Board Size

The current Board size has been fixed at seven directors and can only be changed by the action of the stockholders pursuant to the Restated By-Laws (see below). See also PROPOSAL 5 – GRANT AUTHORITY TO THE BOARD TO INCREASE THE SIZE OF THE BOARD TO NINE DIRECTORS WITHOUT FURTHER STOCKHOLDER ACTION IF THE BOARD DEEMS IT REASONABLY NECESSARY FOR COMPLIANCE WITH NASDAQ'S MAJORITY BOARD INDEPENDENCE RULE, above.

Board Committees

From time to time the Board may establish permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. Under the Restated By-Laws (see below), a "super majority" vote of at least 75% of all SGRP directors is now required for any new committee, change in any committee, or appointment to or removal from any committee (meaning any such Board action brought before a Board consisting of seven directors can be blocked by any two directors). Currently, SGRP has three permanent standing committees; the Audit Committee, the Compensation Committee and the Governance Committee and one temporary Special Subcommittee of the Audit Committee as noted below. An audit committee is required by the Nasdaq Stock Market, Inc. ("Nasdaq"), the SEC, and applicable law. While SGRP is not similarly required to have either a compensation committee or governance committee, certain responsibilities assigned to these committees in their respective charters are required to be fulfilled by independent directors by Nasdaq Rules or SEC Rules. Each of the charters for those Committees requires that all of its members be independent directors.

The standing committees of the Board are the Audit Committee of the Board (the "Audit Committee"), the Compensation Committee of the Board (the "Compensation Committee"), the Governance Committee of the Board (the "Governance Committee"), and the special subcommittee of the Audit Committee (the "Special Subcommittee"), as provided in the Corporation's Restated By-Laws and their respective charters (See Limitation of Liability and Indemnification Matters below).

The Compensation Committee has four independent directors, and each other Committee has three independent directors. '.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities respecting the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company, the integrity of the Company's consolidated financial statements, the audits of the financial statements of the Company and the Company's compliance with legal and regulatory requirements and disclosure. The specific functions and responsibilities of the Audit Committee are set forth in the written Amended and Restated Charter of the Audit Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Audit Charter"), approved and recommended by the Audit Committee and Governance Committee and adopted by the Board on May 18, 2004. The Audit Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and other applicable law, which are reflected in the Audit Charter. You can obtain and review a current copy of the Audit Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub- tab. The Audit Charter was amended and restated to reflect the evolution of the Audit Committee's expanding responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to all audit committees. The Audit Committee reviews and reassesses the Audit Charter annually and recommends any needed changes to the Board for approval. The Audit Committee's most recent review was in November of 2018, when it determined no changes were then needed in the Audit Charter.

The Audit Committee (among other things and as more fully provided in the Audit Charter):

(a)	Serves as an independent and objective party to monitor the Company's financial reporting process and internal accounting and disclosure control system and their adequacy and effectiveness;

(b)

Is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (hereinafter referred to as the "Company's Independent Accountants");

(c)	Resolves disagreements between the Company's senior management and the Company's Independent Accountants regarding financial reporting;

(d)	Communicates directly with the Company's Independent Accountants;

(e)	Reviews and appraises the audit efforts of the Company's Independent Accountants, including the plans for and scope of the audit, the audit procedures to be utilized and results of the audit;

(f)	Provides an open avenue of communication among the Company's Independent Accountants, the Company's financial and senior management and the Board;

(g)

Reviews and approves, in advance, all non-audit services to be performed by the Company's Independent Accountants, either individually or through policies and procedures for particular types of services to be performed within specified periods;

(h)	Reviews the performance, qualifications and independence of the Company's Independent Accountants;

(i)	Reviews the financial reports and other financial information provided by SGRP to any governmental body or the public;

(j)	Encourages continuous improvement of, and fosters adherence to, the Company's accounting controls, disclosure controls, risk management and similar policies, procedures and practices at all levels;

(k)	Reviews and approves the overall fairness of all material related-party transactions; and

(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Audit Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Audit Committee currently consists of Messrs. McCarthey (its Chairman), Drogue and as of September 3, 2019, Mr. Baer, each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under Nasdaq Rules and SEC Rules. In connection with his re-nomination as a Director, the Governance Committee and the Board re-determined that Mr. McCarthey was qualified to be the "Audit Committee financial expert" as required by Nasdaq Rules, SEC Rules and other applicable law.

During the year ended December 31, 2018, the Audit Committee met four times in regular meetings in person and twelve times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities respecting the performance and compensation of the executives and the other compensation, equity incentive and related policies of the Company, through which the Company endeavors to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment while facilitating the business strategies and long-range plans of the Company. The specific functions and responsibilities of the Compensation Committee are set forth in the written Charter of the Compensation Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Compensation Charter"), approved and recommended by the Compensation Committee and Governance Committee and adopted by the Board on May 18, 2004. The Compensation Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, Sarbanes-Oxley and other applicable law. You can obtain and review a current copy of the Compensation Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Compensation Charter was adopted to reflect the evolution of the Compensation Committee's informal responsibilities, the adoption of Sarbanes- Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to compensation committees. The Compensation Committee reviews and reassesses the Compensation Charter annually and recommends any needed changes to the Board for approval. The Compensation Committee's most recent review was in November of 2018, when it determined no changes were then needed in the Compensation Charter.

The Compensation Committee (among other things and as more fully provided in the Compensation Charter):

(a)

Oversees the existing and proposed compensation plans, policies and practices of the Company, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice, all in order to (i) attract and retain quality directors, executives and employees, (ii) provide total compensation competitive with similar companies, (iii) reward and reinforce the attainment of the Company's performance objectives, and (iv) align the interests of SGRP's directors and the Company's executives and employees with those of SGRP's stockholders (the "Company's Compensation Objectives");

(b)	Reviews the Company's existing and proposed Compensation Objectives from time to time and recommends to the Board any necessary or desirable changes or additions to such objectives;

(c)	Reviews the performance of and establishes the compensation for the Company's senior executives;

(d)

Oversees the Company's stock option, stock purchase and other benefit plans and severance policies, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice; and

(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Compensation Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Compensation Committee currently consists of Messrs. Mayer (its Chairman), Drogue, McCarthey, and as of September 3, 2019, Mr. Baer all of whom are non-employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with Nasdaq Rules and SEC Rules. However, Mr. Mayer (A) will be an independent director for all purposes other than any Related Party Matter, (B) will be a non-independent director respecting any Related Party Matter, and (C) may participate in discussions but will be excluded and shall recuse himself from any and all decisions of the Board and applicable Board Committees respecting any Related Party Matter. "Related Party Matter" shall mean any payment to or for, or any transaction or litigation with, Robert G. Brown, William H. Bartels, any of their respective family members, or any company or other business or entity directly or indirectly owned or controlled by any one or more of Mr. Brown, Mr. Bartels or their respective family members.

During the year ended December 31, 2018, the Compensation Committee met four times in regular meetings in person and two times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Governance Committee

The Governance Committee assists the Board in fulfilling its oversight responsibilities respecting the nomination of directors and committee members for the Board and the corporate documents and governance policies and practices of the Corporation. The specific functions and responsibilities of the Governance Committee are set forth in the written Charter of the Governance Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Governance Charter"), approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. The Governance Committee also is given specific functions and responsibilities by and is subject to the Nasdaq Rules, SEC Rules, Sarbanes-Oxley, and other applicable law, which are reflected in the Governance Charter. You can obtain and review a current copy of the Governance Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Governance Charter was adopted to reflect the evolution of the Governance Committee's informal responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws, and other applicable law pertaining to governance committees. The Governance Committee reviews and reassesses the Governance Charter, Nomination Policy and Ethics Code (as such terms are defined below), as well as the By-Laws of the Corporation and the other Committee Charters, annually and recommends any needed changes to the Board for approval. The Governance Committee's most recent review was in November of 2018, when it determined no changes were then needed in the Governance Charter, Nomination Policy, Ethics Code, and the By-Laws of the Corporation and the other Committee Charters.

The Governance Committee (among other things and as more fully provided in the Governance Charter):

(a)

Oversees the identification, vetting and nomination of candidates for directors and senior Executives of SGRP and the selection of committee members, reviews their qualifications (including outside director independence) and recommends any proposed nominees to the Board;

(b)	Oversees SGRP's organizational documents and policies and practices on corporate governance and recommends any proposed changes to the Board for approval;

(c)

Oversees the 'Ethics Code and other internal policies and guidelines and monitors the Corporation's enforcement of them and incorporation of them into the Corporation's culture and business practices; and

(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Governance Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Governance Committee currently consists of Messrs. Drogue (its Chairman), Baer and McCarthey, all of whom are non- employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with Nasdaq Rules and SEC Rules.

During the year ended December 31, 2018, the Governance Committee met four times in regular meetings in person, and nine times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Special Subcommittee

In addition, in order to (among other things) assist the Board and the Audit Committee in connection with an overall review of the Company's related party transactions and certain worker classification-related litigation matters, in April 2017 the Board formed a special subcommittee of the Audit Committee (the "Special Subcommittee") to (among other things) review the structure, documentation, fairness, conflicts, fidelity, appropriateness, and practices respecting each of the relationships and transactions discussed in the description of the Company's Transactions with Related Persons, Promoters and Certain Control Persons in this Proxy Statement and in Note 5 to the Company's Consolidated Financial Statements - Related Party Transactions in the Q2 2019 Quarterly Report (including those described in such description and in such Note under Domestic Related Party Services ). The Special Subcommittee has commenced that review with the assistance of special auditors and counsel currently being retained by such Subcommittee. See also Item 1A - Risk Factors – Dependence Upon and Cost of Services Provided by Affiliates and Use of Independent Contractors, Potential Conflicts in Services Provided by Affiliates, and Risks Related to the Company's Significant Stockholders: Potential Voting Control and Conflicts, and Part II, Item 1 - Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION, in the Q2 2019 Quarterly Report.

The Special Subcommittee engaged Morrison Valuation & Forensic Services, LLC ("Morrison"), to perform a third-party financial evaluation of certain domestic related party relationships and transactions (principally with SAS and SBS of the Company, which included the review of certain financial records of the Company (but not those of its affiliates) and discussions with management of the Company. Their task included (among other things) the identification and mapping of and apparent purposes for and benefits from cash flows between the Company and its affiliates. Morrison identified a number of transactions between the parties, while not material, were inefficient, time consuming and of limited business value to the parties. They included expense reimbursement for indirect charges for supply purchases, corporate vendor service cost and use of corporate credit cards in the payment of vendor services. These inefficiencies have been and will continue to be addressed by the Company. The Special Subcommittee also engaged Holland & Knight to provide legal advice on related party issues, and Paul Hastings to provide legal advice on independent contractor classification issues, including the SBS Clothier Case (see Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies – Legal Matters, in the Q3 2019 Quarterly Report), and their advice is ongoing.

The Special Subcommittee currently consists of Messrs. Drogue (its Chairman), McCarthey, and as of September 3, 2019, Mr. Baer, each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under Nasdaq Rules and SEC Rules.

During the year ended December 31, 2018, the Special Subcommittee met six times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

The Company is currently unable to predict the remaining duration and final results of this review by the Special Subcommittee.

Director Nominations: Experience, Integrity, Diversity and other Criteria

The Governance Committee oversees the identification, vetting and nomination of candidates for directors and the selection of committee members, the review of their qualifications (including outside director independence), and recommends any proposed nominees to the Board in accordance with the Governance Charter and with the SPAR Group, Inc. Statement of Policy Regarding Director Qualifications and Nominations dated as of May 18, 2004 (the "Nomination Policy"), as approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. You can obtain and review a current copy of this policy on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

The Nomination Policy, applicable law and exchange rules require that a majority of the directors of the Board and all members of the Audit Committee (and its Special Subcommittee), Compensation Committee and Governance Committee satisfy the independence requirements applicable to Audit Committee members under the applicable Nasdaq Rules and SEC Rules. Each of the Audit Charter, Compensation Charter and Governance Charter also contain the same requirements that all of their respective members satisfy such independence requirements.

The Nomination Policy identifies numerous characteristics believed important by the Board for any nominee for director and provides that each nominee for director should possess as many of them as practicable. These desirable characteristics include (among other things) the highest professional and personal ethics and integrity, sufficient time and attention to devote to Board and Committee duties and responsibilities, strong relevant business and industry knowledge and contacts, and business and financial sophistication, common sense and wisdom, the contribution to the diversity of perspectives in the Board and its Committees, and the ability to make informed judgments on a wide range of issues, the ability and willingness to exercise and express independent judgments, and the apparent ability and willingness to meet or exceed the Board's performance expectations. The Nomination Policy specifically recognizes the desirability of ethnic, racial, gender and geographic diversity for the Board but does not specify any metrics for evaluating potential candidates in that regard. However, the Governance Committee takes all relevant factors (including such diversity) into account when identifying and evaluating candidates for Board membership.

Performance expectations for each director have also been established by the Board in the Nomination Policy, including (among other things) the director's regular preparation for, attendance at and participation in all meetings (including appropriate questioning), support and advice to management in his areas of expertise, maintenance of focus on the Board's agenda, understanding the business, finances, plans and strategies of Company, professional and collegial interaction, acting in the best interests of the Company and the stockholders, and compliance with the Company's Ethics Code.

Candidates for vacant positions on the Board may be suggested to the Governance Committee from time to time by its members or by officers or other directors of the Corporation. The Governance Committee generally will consider recommending the re-nomination of incumbent directors in accordance with the Nomination Policy, provided that they continue to satisfy the applicable personal characteristic criteria and performance expectations. The Nomination Policy reflects the Board's belief that qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of SGRP, and that the value of these benefits may outweigh many other factors. However, the Governance Committee is not required to recommend to the Board the nomination of any eligible incumbent director for re-election. (See Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, below).

In considering the potential director nominee slate (including incumbent directors) to recommend to the Board, the Nomination Policy directs the Governance Committee to take into account: (i) the benefits of incumbency, as noted above; (ii) any perceived needs of Board, any Committee or the Company at the time for business contacts, skills or experience or other particular desirable personal characteristics; (iii) the collegiality of Board members; (iv) the need for independent directors or financial experts under that Policy or applicable law for the Board or its Committees; (v) any other requirements of applicable law or exchange rules; and (vi) the desirability of ethnic, racial, gender and geographic diversity. The Governance Committee will consider proposed nominees from any source, including those properly submitted by stockholders (See Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, below).

Each potential nominee for director is required to complete and submit an officers' and directors' questionnaire as part of the process for making director nominations and preparation of SGRP's 2018 Annual Report and this Proxy Statement. With new nominees, the process also includes interviews and background checks.

The seven nominees for director were reviewed, approved and recommended by the Governance Committee and nominated by the Board. All seven nominees are incumbents, although this is the first year that Mr. Mayer and Mr. Brown are nominees at an annual stockholder's meeting. Based on their respective officers' and directors' questionnaires, as required by the Nominations Policy and the committee charters, the Governance Committee and Board each determined that, under Nasdaq Rules and SEC Rules:(i): Mr. Arthur H. Baer, Mr. Arthur B. Drogue, and Mr. R. Eric McCarthey are independent directors; , (ii) Mr. R. Eric McCarthey is an "audit committee financial expert" under SEC Rules, as required by such rules and the Audit Charter; and (iii) Mr. Mayer (A) will be an independent director for all purposes other than any Related Party Matter, (B) will be a non-independent director respecting any Related Party Matter, and (C) may participate in discussions but will be excluded and shall recuse himself from any and all decisions of the Board and applicable Board Committees respecting any Related Party Matter. "Related Party Matter" shall mean any payment to or for, or any transaction or litigation with, Robert G. Brown, William H. Bartels, any of their respective family members, or any company or other business or entity directly or indirectly owned or controlled by any one or more of Mr. Brown, Mr. Bartels or their respective family members.

2019 Restated By-Laws

On January 18, 2019, the Corporation settled the By-Laws Action (the "Settlement") between SGRP, Robert G. Brown, a substantial stockholder of SGRP and former Executive Chairman and director of the Corporation, and William H. Bartels, a substantial stockholder of the Corporation and current Vice Chairman and director and officer of the Corporation (together with Robert G. Brown, the "Majority Stockholders"). See Part II, Item 1, -- Legal Proceedings -- -- RELATED PARTIES AND RELATED PARTY LITIGATION -- Delaware Litigation Settlement in the Q2 2019 Quarterly Report.

In the By-Laws Action, the Corporation had sought to invalidate the proposed amendments to SGRP's By-Laws put forth in a written consent by the Majority Stockholders (the "Proposed Amendments") because the Board's Governance Committee believed that the Proposed Amendments would have negatively impacted all stockholders (particularly minority stockholders) by (among other things) weakening the independence of the Board through new supermajority requirements, eliminating the Board's independent majority requirement, and subjecting various functions of the Board respecting vacancies on the Board to the prior approval of the holders of a majority of the Common Stock (i.e., the Majority Stockholders), and thus also potentially reducing the representation of SGRP's minority stockholders. Please see Part II, Item 1, – Legal Proceedings -- -- RELATED PARTIES AND RELATED PARTY LITIGATION -- Delaware Litigation Settlement in the Q2 2019 Quarterly Report.

As part of the Settlement, on January 18, 2019, the Governance Committee and Board accepted certain of the Proposed Amendments of the Majority Stockholders with negotiated changes and clarifications, and adopted the Amended and Restated By-Laws of SPAR Group, Inc. (the "Restated By-Laws"). A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

In Restated By-Laws the negotiated changes to the Proposed Amendments preserved the current roles of the Governance Committee and Board in the location, evaluation, and selection of candidates for director and in the nominations of those candidates for the annual stockholders meeting and appointment of those candidates to fill Board vacancies (other than those under a written consent by the Majority Stockholders making a removal and appointment, which is unchanged).

The Restated By-Laws now also include the following:

●	Any vacancy that results from the death, retirement or resignation of a director that remains unfilled by the directors for more than 90 days may be filled by the stockholders.

●	Certain stockholder proposals may now be made up to the 90th day prior to the first anniversary of the preceding year's Annual Meeting.

●	The Board size has been fixed at seven and can only be changed by the stockholders (as provided in such proposed amendments).

●	The section requiring majority Board independence has been removed (as provided in such proposed amendments).

●

The By-Laws now require that each candidate for director sign a written irrevocable letter of resignation and retirement effective upon such person failing to be re-elected by the required majority stockholder vote.

●

A "super majority" vote of at least 75% of all directors is now required for (and on a Board consisting of seven directors, any two directors can block) any of the following (as provided in such proposed amendments):

o	Issuance of more than 500,000 shares of stock (other than under the Corporation's stock compensation plans);

o	Issuance of any preferred stock;

o	Declaration of any non-cash dividend on the shares of capital stock of the Corporation;

o	By-Laws modification;

o	Formation or expansion of the authority of any Committee or subcommittee; or

o	Appointment or removal of any Committee director.

Limitation of Liability and Indemnification Matters

The Corporation's Certificate of Incorporation, as amended, eliminates the liability of all directors to the Corporation and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the maximum extent such liability can be eliminated or limited under the Delaware General Corporation Law, as amended (the "DGCL"), which applies to the Corporation as a Delaware corporation. The DGCL permits a certificate of incorporation to include a provision eliminating such personal liability of its directors, and such elimination is effective under the DGCL, except that such liability currently may not be eliminated or limited under the DGCL (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated By-Laws (unchanged in this regard by the latest restatement) provide that the Corporation must indemnify each of its current and former directors, executive officers and other designated persons (including those serving its affiliates in such capacities at the Corporation's request), and may in the Board's discretion indemnify the other current and former officers, employees and other agents of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding against them in such capacity to the fullest extent permitted by DGCL. The Restated By-Laws also provide that the Corporation must advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, subject to such person's agreement to the extent required by the DGCL under the circumstances to reimburse the Corporation if such person is not entitled to indemnification. The Restated By-Laws and these mandatory indemnification provisions were approved and recommended by the Governance Committee and adopted by the Board of Directors of the Corporation in order to conform to the current practices of most public companies and to attract and maintain quality candidates for its directors and management, and are included in the Restated By-Law (see above). A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

Section 145 of the DGCL provides that the Corporation (as a Delaware corporation) has the power to indemnify under various circumstances anyone who is or was serving as a director, officer, employee or agent of the Corporation or (at its request) another corporation, partnership, joint venture, trust or other enterprise, which includes indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), but only if (i) such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, (ii) in the case of any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful, and (iii) in the case of any suit by or in the right of the Corporation in which the person is adjudged to be liable to the Corporation, the applicable court determines such person is nevertheless fairly and reasonably entitled to such indemnification under the circumstances. Section 145 of the DGCL also permits the Corporation to pay or advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, and requires that the Corporation indemnify such person for such unpaid expenses upon a successful defense of such action, suit or proceeding.

The Company maintains director and officer liability insurance that (subject to deductibles, maximums and exceptions) covers most liabilities arising out of the acts or omissions of any officer, director, employee or other covered person, both for the benefit of the Company and the direct benefit of its directors and officers, regardless of whether the Restated By-Laws or DGCL Section 145 would permit indemnification of the matters covered by such insurance. The Restated By-Laws (and DGCL Section 145 expressly permit the Corporation to secure such insurance and expressly provide that their respective indemnification provisions are not exclusive of any other rights to which the indemnified party may be entitled, including such insurance.

At present, except for demands for advancement of legal fees related to the Delaware action by Messrs. Brown and Bartels, there is no pending action, suit or proceeding involving any director, officer, employee or agent of the Company in such capacity in which indemnification will be required or permitted. See Advancement Claims in Part II, Item 1 -- Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION, in the Q2 2019 Quarterly Report.

The Company is not aware of any pending or threatened action, suit or proceeding that may result in a claim for such indemnification. However, please see the 2018 Annual Report, Item IA Risk Factors -- Potential Conflicts with Affiliates and Risks Related to the Company's Significant Stockholders and Potential Voting Control and Conflicts, and the Q2 2019 Quarterly Report, Part II Item 1, -- Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION.

Ethics Codes

SGRP has adopted codes of ethical conduct applicable to all of its directors, officers and employees, as approved and recommended by the Governance Committee and Audit Committee and adopted by the Board, in accordance with Nasdaq Rules and SEC Rules. These codes of conduct (collectively, the "Ethics Code") consist of: (1) the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Restated Ethical Code"); and (2) Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011. Both Committees were involved because general authority over the Ethics Codes shifted from the Audit Committee to the Governance Committee with the adoption of the committee charters on May 18, 2004. However, the Audit Committee retained the express duty to review and approve the overall fairness of all material related-party transactions. You can obtain and review current copies of such code and policy on the Company's web site (www.sparinc.com), which are posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

EXECUTIVE COMPENSATION, DIRECTORS AND OTHER INFORMATION

Stock Based Compensation Plans

The Company believes that it is desirable to align the interests of its directors, executives, employees and consultants with those of its stockholders through their ownership of shares of Common Stock issued by SGRP ("SGRP Shares"). Although the Company does not require its directors, executives, employees or consultants to own SGRP Shares, the Company believes that it can help achieve this objective (i) by providing long term equity incentives through the issuance to its eligible directors, executives, employees or consultants of options to purchase SGRP Shares and other stock-based awards, which it believes it has done pursuant to the 2008 Plan and 2018 Plan (as defined below), and will continue to do pursuant to the 2018 Plan (as defined below) if 2019 Plan Amendment (as defined below) is approved by SGRP's stockholders, and (ii) by facilitating the purchase of SGRP Shares at a modest discount by all of its eligible executives, employees and consultants who elect to participate in its Employee or Consultant Stock Purchase Plans (as defined below). In particular, the Company believes that granting stock-based awards (including restricted stock and options to purchase SGRP Shares) to such directors, executives, employees and consultants encourages growth in their ownership of SGRP Shares, which in turn leads to the expansion of their stake in the long-term performance and success of the Company.

SGRP has granted stock option and restricted stock awards to the Company's eligible directors, officers and employees and consultants providing services to the Company to purchase SGRP Shares pursuant to SGRP's 2018 Stock Compensation Plan (the "Original 2018 Plan") and SGRP's 2008 Stock Compensation Plan (as amended, the "2008 Plan"). SGRP's stockholders approved and adopted the Original 2018 Plan in May 2018 and the 2008 Plan in May 2008, as the successor to various predecessor stock option plans (including the 2008 Plan, each a "Prior Plan") with respect to all new Awards granted, and an amendment to the 2008 Plan in May 2009, permitting the discretionary repricing of existing awards. SGRP also has granted stock options that continue to be outstanding under the Prior Plans. Each the Original 2018 Plan and each Prior Plan will continue to be active for the purposes of any remaining outstanding options and other Awards granted under it for so long as such options are outstanding.

At the 2019 Annual Meeting, the Corporation's stockholders will be asked to ratify and approve the 2019 Amendment to the 2018 Stock Compensation Plan of SPAR Group, Inc. (the "2019 Plan Amendment") in order to amend and extend the Original 2018 Plan (as so amended and extended, the "2018 Plan") to (i) extend the term of the Original 2018 Plan from the 2019 Plan Amendment Effective Date through May 31, 2020 (the "19-20 Period"), and (ii) provide for a total of 500,000 shares of SGRP's common stock available for future Awards during the 19-20 Period (the "19- 20 Maximum") under the 2018 Plan (as amended and extended). The 2019 Plan Amendment would not otherwise change the Original 2018 Plan. Under the 2018 Original Plan as amended and extended ("2018 Plan"), the Corporation (through its Compensation Committee) may from time to time grant restricted SGRP Shares, stock options to purchase SGRP Shares (either incentive or nonqualified), and restricted stock units, stock appreciation rights and other awards based on SGRP Shares (collectively, "Awards") to SGRP Directors and the Company's specified executives, employees and consultants providing services to the Company.

The 2019 Plan Amendment and 2018 Plan (as amended and extended) and information regarding options, stock appreciation rights, restricted stock and restricted stock units granted thereunder are summarized below, but these descriptions are subject to and are qualified in their entirety by the full text of the 2019 Plan Amendment, which is attached as Annex A to and is hereby incorporated by reference into this Proxy Statement, and the full text of the 2018 Original Plan, which is hereby incorporated by reference into this Proxy Statement from SGRP's Current Report on Form 8-K, as filed with the SEC on May 8, 2018). Unless again amended and extended (as approved by SGRP's stockholders), the 2018 Plan (as amended and extended by the 2019 Plan Amendment) terminates on May 31, 2020, and thereafter no further Awards may be made under it. Awards granted prior to the end the final term of the 2018 Plan shall continue to be governed by the 2018 Plan (which 2018 Plan shall continue in full force and effect for that purpose).

No Awards will be granted under the 2018 Plan (as amended and extended by the 2019 Plan Amendment) unless and until the 2019 Plan Amendment is approved by the Corporation's stockholders.

As of September 30, 2019, there were Awards respecting 600,000 shares of SGRP's Common Stock that had been granted under the Original 2018 Plan (580,000 of which remained outstanding), and Awards respecting 3,044,927 shares of SGRP's Common Stock outstanding under the 2008 Plan. As of September 30, 2019, there were no Awards available for grant under the 2018 Plan.

The 2019 Plan Amendment (upon approval) will extend the initial term of the 2018 Plan through May 31, 2024, and no Award may be granted thereafter under the 2018 Plan, unless a further extension or elimination of such initial term is approved by stockholders of the Corporation if and as required pursuant to the 2018 Plan and Applicable Law. In any event, no Award may be granted under the 2018 Plan on or after the tenth (10th) anniversary of the Effective Date of the 2018 Original Plan unless an extension is approved by stockholders of the Corporation if and as required pursuant to the 2018 Plan and Applicable Law. Awards granted prior to the end of the final term of the 2018 Plan shall continue to be governed by the 2018 Plan (which 2018 Plan shall continue in full force and effect for that purpose).

The 2019 Plan Amendment (upon approval) will reset and limit the maximum number of shares of Common Stock that may be issued pursuant to Awards made under the 2018 Plan to the 19-24 Maximum during the 19-24 Period, subject to adjustment as provided in the 2018 Plan (see below).

The 2018 Plan (as amended and extended by the 2019 Plan Amendment) limits the number of shares of Common Stock that may be issued pursuant to Awards made thereunder to the 19-24 Maximum, and further limits the number of shares of Common Stock that may be issued pursuant to new Awards made on a particular grant date during the 19-24 Period under the 2018 Plan (the "19-24 Plan Availability") to the remainder of (a) the 19-24 Maximum minus (b) the sum at such time of the number of shares of Common Stock covered by all outstanding Awards granted during the 19-24 Period under the 2018 Plan. The 19-24 Maximum and 19-24 Plan Availability are subject to certain adjustments that may be made by the Compensation Committee (see "Administration", below) upon the occurrence of certain changes in the Corporation's capitalization or structure.

As of the Record Date, there were Awards respecting 580,000 shares of SGRP's Common Stock outstanding under the Original 2018 Plan, and Awards respecting 3,044,927 shares of SGRP's Common Stock outstanding under the 2008 Plan.

The Board on October 15, 2019, authorized and approved the 2019 Plan Amendment to be submitted to the Corporation's stockholders for ratification and approval. If ratified and approved by the Corporation's stockholders, the 2018 Plan Amendment will become effective immediately (the "2019 Plan Amendment Effective Date"), and the 2018 Plan (as so amended) will govern all options issued thereafter. Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the 2018 Plan.

Stock options granted under the 2008 Plan or the 2018 Plan (if approved) have a maximum term of ten years, except in the case of incentive stock options granted to employee's who are greater than 10% stockholders (whose terms are limited to a maximum of five years), and SGRP has generally issued options having those maximum terms.

The 2018 Plan and the 2008 Plan (as amended in 2009) each gives SGRP's Compensation Committee authority to adjust the 2018 Plan Awards and availability upon the occurrence of certain changes in the Corporation's capitalization or structure, and the full authority and complete flexibility from time to time to designate and modify (in its discretion) one or more of the outstanding Awards (including their exercise and base prices and other components and terms) to (among other things) restore their intended values and incentives to their holders. However, the exercise price, base value or similar component (if equal to SGRP's full stock price at issuance) of any Award cannot be lowered to an amount that is less than the Fair Market Value (as defined in the 2008 Plan) on the date of the applicable modification, and no modification can adversely affect an awardee's rights or obligations under an award without the awardee's consent. No further consent of SGRP's stockholders is required for any repricing or other modification of any outstanding or other award under the 2008 Plan, including those previously issued under the Prior Plans. To date, Awards have only been repriced once (in 2009) pursuant to this authority. The 2018 Plan (if approved) will contain the same authority for any repricing or other modification of any outstanding or other award.

Restricted stock, stock options and other stock-based awards may be issued under the amended and extended 2018 Plan, and may have been issued under the 2008 Plan, from time to time by SGRP in its discretion to the Company's executives and other employees and generally are included in the annual incentive plans of SGRP's executives. Each year the Compensation Committee establishes (with recommendations from management) a budget for the maximum number of SGRP Shares that may be awarded in the applicable year (although Awards to new employees may not be covered by such budget in the Committee's discretion). The Company's management may present recommendations for such awards to the Compensation Committee at any of its regular quarterly meetings, although recently most recommendations have been made at the August meeting other than those for new employees. The Chairman of the Board or the Compensation Committee may make those recommendations respecting the Company's Chief Executive Officer, and the Chief Executive Officer makes those recommendations respecting the Company's other executive and senior officers, as well as for any new officer or employee, and each of those executive officers in turn are allocated potential award shares for their departments and make recommendations respecting those under their supervision (subject to review and approval by the Chief Executive Officer). In recommending to the Compensation Committee the actual number of restricted stock, stock options (and options shares covered) or other stock-based Award to be granted to each individual, the person making the recommendation makes an assessment of the individual's contribution to these or decrease in the participant's abilities, responsibilities and performance of his or her duties. The Compensation Committee will review and discuss managements' recommendations at its meeting and determines whether and to what extent to approve and grant the proposed restricted stock, stock options (and options shares covered) or other stock-based Awards to executives, employees and consultants of the Company and its consultants pursuant to the 2018 Plan (if approved by stockholders) and did so pursuant to the 2008 Plan.

The stock option Awards granted under the 2008 Plan were typically "nonqualified" (as a tax matter), had a ten (10) year maximum life (term) and vest during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company, and will likely be the same under the 2018 Plan (if approved), but "nonqualified" Awards have must generally have at least a three vesting period (other than for independent directors). Stock-based compensation cost is measured on the grant date, based on the fair value of the stock options Award calculated at that date, and is recognized as compensation expense on a straight-line basis over the requisite service period, which generally is the options' vesting period. Fair value is calculated using the Black-Scholes option pricing model.

The Restricted Stock Awards granted under the 2008 Plan vest during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company, and will likely be the same under the 2018 Plan (if approved), but "nonqualified" Awards have must generally have at least a three vesting period (other than for independent directors). Restricted Stock is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation ratably over the requisite period which generally is the Award's vesting period.

2008 Plan Summary

Following are the specific valuation assumptions used for options granted in 2018 for the 2008 Plan:

Expected volatility	43%
Expected dividend yields	0%
Expected term	5 years
Risk free interest rate	2.5%
Expected forfeiture rate	5%

2008 Plan Stock option Award activity for the years ended December 31, 2018 and 2017 is summarized below:

Option Awards	Covered Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)
Outstanding at January 1, 2017	3,111,052	$0.98	4.74	$678
Granted	943,000	1,05	–	–
Exercised/cancelled	110,187	0.87	–	–
Forfeited or expired	599,688	–	–	–
Outstanding at December 31, 2017	3,344,177	$0.96	5.17	$1,221
Granted	45,000	1.67	–	–
Exercised	306,750	0.40	–	–
Forfeited or expired	37,500	–	–	–
Outstanding at December 31, 2018	3,044,927	$1.01	4.55	$103
Exercisable at December 31, 2018	2,239,677	$1.00	3.15	$103

The weighted-average grant-date fair value of stock option Awards granted during the year ended December 31, 2018 was $0.76. The total intrinsic value of stock option Awards exercised during the year ended December 31, 2018 and 2017 was $274,000 and $16,000, respectively.

The Company recognized $155,000 and $187,000 in stock-based compensation expense relating to stock option Awards during the years ended December 31, 2018 and 2017, respectively. The recognized tax benefit on stock based compensation expense related to stock options during the years ended December 31, 2018 and 2017, was approximately $38,000 and $71,000, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to stock options was $309,000. This expense is expected to be recognized over a weighted average period of approximately 2.0 years, and will be adjusted for changes in estimated forfeitures.

2018 Plan Summary

Following are the specific valuation assumptions used for options granted in 2018 for the 2018 Plan:

Expected volatility	43%
Expected dividend yields	0%
Expected term	5 years
Risk free interest rate	2.8%
Expected forfeiture rate	5%

2018 Plan Stock option Award activity for the year ended December 31, 2018 is summarized below:

Option Awards	Covered Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)
Granted	245,000	1.23	–	–
Exercised	-	-	–	–
Cancelled	-	-	–	–
Forfeited or expired	10,000	–	–	–
Outstanding at December 31, 2018	235,000	$1.23	9.35	$-
Exercisable at December 31, 2018	-	$-	-	$-

The weighted-average grant-date fair value of stock option Awards granted during the year ended December 31, 2018 was $0.57. The total intrinsic value of stock option Awards exercised during the year ended December 31, 2018 was $0.

The Company recognized $31,000 and $0 in stock-based compensation expense relating to stock option Awards during the years ended December 31, 2018 and 2017, respectively. The recognized tax benefit on stock based compensation expense related to stock options during the years ended December 31, 2018 and 2017, was approximately $8,000 and $0, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to stock options was $98,000. This expense is expected to be recognized over a weighted average period of approximately 3.0 years, and will be adjusted for changes in estimated forfeitures.

Restricted Stock- 2008 Plan

The restricted stock Awards previously issued under the 2008 Plan vested during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company. Restricted stock granted under the 2008 Plan is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation expense ratably over the requisite service period which generally is the Award's vesting period. In 2018, the Company did not issue restricted stock Awards to its employees or Directors.

The following table summarizes the activity for restricted stock Awards during the years ended December 31, 2018 and 2017:

	Shares	Weighted- Average Grant Date Fair Value per Share
Unvested at January 1, 2017	132,000	$1.32
Granted	–	–
Vested	(22,800)	1.53
Forfeited	(40,800)	1.08
Unvested at December 31, 2017	68,400	1.38
Granted	–	–
Vested	(18,900)	1.48
Forfeited	(48,500)	1.35
Unvested at December 31, 2018	1,000	$1.36

During the years ended December 31, 2018 and 2017, the Company recognized approximately $15,000 and $38,000, respectively, of stock-based compensation expense related to restricted stock. The recognized tax benefit on stock based compensation expense related to restricted stock during the years ended December 31, 2018 and 2017 was approximately $4,000 and $14,000, respectively. During the years ended December 31, 2018 and 2017, the total fair value of restricted stock vested was $23,000 and $24,000, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to unvested restricted stock Awards was $1,000, which is expected to be expensed over a weighted-average period of 1 year.

Restricted Stock - 2018 Plan

The restricted stock Awards previously issued under the 2018 Plan (like those under the 2008 Plan) vested during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company. Restricted stock granted under the 2018 Plan (like those under the 2008 Plan) is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation expense ratably over the requisite service period which generally is the Award's vesting period. In 2018, the Company issued 20,000 restricted stock Awards to its Directors.

The following table summarizes the activity for restricted stock Awards during the year ended December 31, 2018:

	Shares	Weighted- Average Grant Date Fair Value per Share
Granted	20,000	1.23
Vested	(10,000)	1.23
Forfeited	-	-
Unvested at December 31, 2018	10,000	$1.23

During the years ended December 31, 2018 and 2017, the Company recognized approximately $20,000 and $0, respectively, of stock-based compensation expense related to restricted stock. The recognized tax benefit on stock based compensation expense related to restricted stock during the years ended December 31, 2018 and 2017 was approximately $5,000 and $0, respectively.

During the years ended December 31, 2018 and 2017, the total fair value of restricted stock vested was $12,000 and $0, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to unvested restricted stock Awards was $4,000, which is expected to be expensed over a weighted-average period of 1 year.

Stock Purchase Plans

In 2001, SGRP adopted its 2001 Employee Stock Purchase Plan (the "ESP Plan"), which replaced its earlier existing plan, and its 2001 Consultant Stock Purchase Plan (the "CSP Plan"). These plans were each effective as of June 1, 2001. The ESP Plan allows employees of the Company, and the CSP Plan allows employees of the affiliates of the Company to purchase SGRP's Common Stock from SGRP without having to pay any brokerage commissions. On August 8, 2002, SGRP's Board approved a 15% discount for employee purchases of Common Stock under the ESP Plan and recommended that its affiliates pay 15% of the value of the stock purchased as a cash bonus for affiliate consultant purchases of Common Stock under the CSP Plan.

Potential Severance Payments upon a Change-In-Control and Termination

In order to retain and motivate certain highly qualified executives in the event of a "Change-in-Control", the Corporation entered into a separate Amended and Restated Change in Control Severance Agreement (each a "CICSA") in substantially the same form (each a "CICSA") in 2018 an Amended and Restated Change in Control Severance Agreement dated as of September 5, 2017, with each of Christiaan M. Olivier, SGRP's Chief Executive Officer, President and a Director, James R. Segreto, SGRP's Chief Financial Officer, Secretary and Treasurer, Kori G. Belzer, SGRP's Chief Operating Officer, Gerard Marrone, SGRP's Chief Revenue Officer, Steven J. Adolph, President International, and Lawrence David Swift, SGRP's General Counsel, all of which are still in effect, and which each were amended as of November 8, 2018. William H. Bartels, SGRP's Vice Chairman and a Director, also has an Amended and Restated Change in Control Severance Agreement dated as of December 22, 2008, which also is still in effect. The Corporation also has a separate Executive Officer Severance Agreement (each an "EOSA") with Mr. Olivier dated as of September 5, 2017, and with Mr. Adolph dated as of June 17, 2016.

Each CICSA provides that the applicable executive will receive a lump sum severance payment if both (1) a "Change in Control" occurs (which includes certain changes in ownership as well as the hiring of a new Chairman or Chief Executive Officer who was not an executive on the date of the CICSA), and (2) within the "Protected Period" the executive either resigns for "Good Reason" (such as an adverse change in duties or compensation) or is terminated other than in a "Termination For Cause" (as such terms are defined in the applicable CICSA). The Protected Period is equal to the greater of 36 months from the date of the CICSA or 24 months from the then most recent Change in Control (which could begin after the end of such 36 month period). The CICSA severance payment is equal to the sum of (i) the employee's monthly salary times the number of remaining months in the Protected Period following such resignation or termination, plus (ii) the maximum bonus if any that would have been paid to such employee for any bonus plan then in effect (not to exceed 25% of the employee's annual salary).

No EOSA requires a "Change in Control" but does require a resignation for "Good Reason" (such as an adverse change in duties or compensation) or termination other than in a "Termination For Cause" within the applicable "Protected Period for severance to be applicable, as such terms are defined in the applicable EOSA. Severance payments under an EOSA are generally equal to 6 months of his salary (but without duplication of any payment due under the applicable CICSA).

Certain Tax Issues - Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code (the "Code"), the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to consider the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company when making compensation decisions, but the Compensation Committee may approve payment of compensation that is nondeductible if it believes it to be in the best interests of SGRP and its stockholders.

EXECUTIVE COMPENSATION, EQUITY AWARDS AND OPTIONS

Executive and Officer Compensation

The following table sets forth all compensation for services rendered to the Company in all capacities for the years ended December 31, 2018 and 2017, except for amounts paid to or by SAS, SBS and SIT (See - Transactions with Related Persons, Promoters and Certain Control Persons, above), by (i) the Corporation's current Chief Executive Officer, and former Chief Executive Officer, and (ii) each of the other persons named below, which include the two most highly compensated Executives or other Officers of the Company (each a "Named Executive or Officer", and collectively, the "Named Executives and Officers"). "Named Executive Officers" shall mean Christiaan M. Olivier, the Corporation's Chief Executive Officer, James R. Segreto, the Corporation's Chief Financial Officer, Kori G. Belzer, the Corporation's Chief Operating Officer, Gerard Marrone, the Corporation's Chief Revenue Officer, and Steven J. Adolph, the Corporation's President International and the term does not include any of the other persons listed below in the Summary Compensation Table. The Company does not have any Non-Equity Incentive Compensation Plans other than as part of its individual Incentive Bonus Plans, any pension plans or any non-qualified deferred compensation plans, and accordingly those columns have been omitted.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	All Other Compensation ($) (2)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Christiaan M. Olivier (4)	2018	300,000		12,261	63,566	4,800		380,627
Chief Executive Officer, President and Director	2017	87,500	–	–	–	6,516		94,016
R. Scott Popaditch (5) Chief Executive Officer, President and Director	2017	216,667	–	–	–	28,943		245,610
Robert G. Brown	2018	100,000				13,867	(3)	113,867
Retired May 2018 as Chairman (Non-Executive) and Director	2017	100,000	–	–	–	65,990	(3)	165,990
William H. Bartels	2018	150,000				4,800		154,800
Vice Chairman and Director	2017	150,000	–	–	–	17,115		167,117
James R. Segreto	2018	200,000	22,000	3,163	4,755	4,800		234,817
Chief Financial Officer, Treasurer and Secretary	2017	196,250	25,000	1,458	–	18,982		241,690
Kori G. Belzer	2018	215,000	30,100	3,163	4,672	4,800		257,735
Chief Operating Officer	2017	215,000	25,000	1,458	–	6,380		247,838
Steven J. Adolph	2018	200,000			4,755	–		204,755
President International	2017	200,000	20,000	–	–	2,520		222,520
Gerard Marrone	2018	200,000	–		14,424			214,424
Chief Revenue Officer	2017	145,833	–	–	–	22,917		168,750
(1)	These are not amounts actually paid to or received by the Named Executive or Officer. These are "compensation expenses" for restricted stock or stock option awards recognized by the Corporation under generally accepted accounting principles computed in accordance with ASC-718- 10.
(2)	"Other Compensation" represents amounts paid for car allowances, 401(k) matching contributions, and medical, life and long term disability insurance premiums. Additional elements of "Other Compensation", if any, are noted separately below.
(3)	Effective January 1, 2014, the Compensation Committee approved retirement payments to Mr. Brown of $100,000 per year through 2018 plus the annual cash compensation paid as a non-employee director in "All Other Compensation".
(4)	Christiaan M. Olivier was hired August 23, 2017.
(5)	R. Scott Popaditch resigned from the Corporation on May 15, 2017.

All Other Compensation

The Corporation also provides a 401(k) plan, healthcare plan and certain other benefits to all of the Company's employees (including its executives). The Company does not provide any perquisites or other benefits to its Named Executives and Officers other than as described above. The only retirement plan the Company maintains in the United States is its 401(k) Profit Sharing Plan, which is available to all of its eligible employees (See Pension Benefits, below).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth unexercised options, unvested stock options, restricted stock awards and certain related information for each Named Officer outstanding as of October 30, 2019.

	Stock Option Awards						Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable at 9/30/19 (#)	Number of Securities Underlying Unexercised Options Not Exercisable at 9/30/19 (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested at 9/30/19 (#)	Market value of shares of stock that have not vested at 9/30/19 ($)
Christiaan Olivier	09/05/17	250,000	250,000	(2)	$1.08	09/05/27	–	–
	05/03/18	12,500	37,500	(3)	$1.23	05/03/28
	04/05/19	–	75,000	(4)	$0.64	04/05/29
James Segreto	08/05/10	30,000	–		$1.00	08/05/20
	08/04/11	30,000	–		$1.23	08/04/21
	08/01/12	30,000	–		$1.09	08/01/22
	08/06/13	35,000	–		$2.14	08/06/23
	08/07/14	–	–
	08/13/15	–	–
	08/11/16	18,750	6,250	(1)	$0.92	08/11/26
	08/09/17	12,500	12,500	(2)	$1.05	08/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	20,000	(4)	$0.64	04/05/29
Kori Belzer	08/05/10	35,000	–		$1.00	08/05/20
	08/04/11	35,000	–		$1.23	08/04/21
	08/01/12	35,000	–		$1.09	08/01/22
	08/06/13	35,000	–		$2.14	08/06/23
	08/07/14	–	–
	08/13/15	–	–
	08/11/16	18,750	6,250	(1)	$0.92	08/11/26
	05/07/17	12,500	12,500	(2)	$0.90	05/17/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	25,000	(4)	$0.64	04/05/29
Gerard Marrone	01/09/17	–	50,000	(2)	$1.00	01/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	20,000	(4)	$0.64	04/05/29
Steven Adolph	06/20/16	75,000	25,000	(1)	$0.99	06/20/26
	08/09/17	12,500	12,500	(2)	$1.05	08/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	20,000	(4)	$0.64	04/05/29
(1)	Amounts, as otherwise noted, vest in 2020.
(2)	Amounts vest one half in 2020 and 2021.
(3)	Amounts vest one third in each 2020, 2021, and 2022.
(4)	Amounts vest one fourth in each 2020, 2021, 2022, and 2023.

Pension Benefits

The Company does not currently have a pension or retirement plan available to its executives or other employees other than its 401(k) Profit Sharing Plan, which is a tax-qualified defined contribution plan. The plan has both pre-tax and Roth features, has numerous investment options, generally permits eligible executives and other employees to participate after their first 30 days of employment, is subject to the contribution limits imposed by applicable law, and generally permits withdrawals from time to time in accordance with the plan and applicable law. Although it is not required to match any contribution, the Company has from time to time made a voluntary fractional match of all contributions. In 2018, the Company did not contribute any funds to the plan. In 2017, the Company contributed a total of $50,000 to that plan, which was shared by its 197 participants in proportion to their respective contributions. The Company believes that such plan is an important part of its compensation structure, although the Company currently has no unfunded liabilities or other material obligations under such plan.

Non-Qualified Deferred Compensation

The Company does not currently have any non-qualified deferred compensation plans available to its executives or other employees, and accordingly this table has been omitted.

Compensation of Directors

The following table sets forth all compensation costs of the Corporation for services rendered to it by its directors (other than any Named Officer), and certain other amounts that may have been received by or allocated to them, for the year ended December 31, 2018. The Corporation has not given restricted stock awards to its directors and does not have pension plans or non-qualified deferred compensation plans for its directors, so those columns have been omitted.

Name	Year	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (expense) ($)(1)	All Other Compensation ($)	Total ($)
Jack W. Partridge(2)	2018	63,710	910	–	64,620
Lorrence T. Kellar(3)	2018	61,155	910	–	62,065
Arthur B. Drogue	2018	85,248	910	–	86,158
R. Eric McCarthey	2018	65,875	1,000	–	66,875
Peter W. Brown	2018	36,263	–	–	36,263
Jeffery A. Mayer	2018	6,346	–	–	6,346

(1)

These are not amounts actually paid to or received by the named director. These are "compensation expenses" for restricted stock or stock option awards recognized by the Corporation under generally accepted accounting principles computed in accordance with ASC- 718-10.

(2)	Mr. Partridge's tenure as a director of SGRP ended in May 2019.
(3)	Mr. Kellar's tenure as a director of SGRP ended in January 2019

Discussion of Directors' Compensation

The Compensation Committee administers the compensation of directors pursuant to SGRP's Director Compensation Plan for its outside Directors, as approved and amended by the Committee from time to time (the "Directors Compensation Plan"), as well as the compensation for SGRP's executives. The Directors Compensation Plan was modified in the March 16, 2017, quarterly meeting of the Compensation Committee, effective April 1, 2017.

Under the Directors Compensation Plan in effect through March 31, 2017 (including 2016): each member of SGRP's Board who is not otherwise an employee, Executive or Officer of SGRP or any subsidiary or affiliate of SGRP (each an "Independent Director"), or who (although not an Independent Director) is not otherwise an employee or Executive of SGRP or any subsidiary of SGRP (each a "Non-Employee Director"), was entitled to receive director's fees of $50,000 per annum; and each applicable Independent Director was entitled to receive for chairing the applicable committee an additional $7,500 per annum fee in the case of the Audit Committee Chairman, an additional $5,000 per annum fee in the case of the Compensation Committee Chairman, and an additional $5,000 per annum fee in the case of the Governance Committee Chairman; in each case payable quarterly in cash.

Under the Directors Compensation Plan taking effect for all periods on and after April 1, 2017: each Independent Director and Non- Employee Director is entitled to receive director's fees of $55,000 per annum; each applicable Independent Director is entitled to receive for chairing the applicable committee an additional $10,000 per annum fee in the case of the Audit Committee Chairman and an additional $7,500 per annum fee in the case of the Compensation Committee Chairman and Governance Committee Chairman; and the Independent Director serving as Lead Director is entitled to receive an additional $10,000 per annum; in each case payable quarterly in cash. The Compensation Committee in May 2018 approved total compensation of $90,000 per year for the Corporation's Chairman following the retirement of Robert G. Brown as Chairman.

In addition to their cash compensation, in the past each Independent Director received options to purchase 10,000 SGRP Shares upon acceptance of the directorship, options to purchase 10,000 additional SGRP Shares after one year of service, and options to purchase 10,000 additional SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which coincided with the Annual Meeting). All such options have an exercise price equal to 100% of the fair market value of a SGRP Share at the date of grant and vest 100% on the first anniversary of the Award's grant date. When restricted stock awards are used, each Independent Director would receive 4,000 restricted SGRP Shares upon acceptance of the directorship, 4,000 additional SGRP Shares after one year of service, and 4,000 additional restricted SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which coincided with the Annual Meeting). All restricted SGRP Shares vest 25% on the first anniversary of the Award's grant date for a period of four years.

All of those options to Independent Directors have been granted under the 2018 Plan and Prior Plans, under which each member of the Board is eligible to participate. Independent Directors will be reimbursed for all reasonable expenses incurred during the course of their duties. There is no additional compensation for committee participation, phone meetings, or other Board activities.

COMPENSATION PLANS

Equity Compensation Plans

The following table contains a summary of the number of shares of Common Stock of SGRP to be issued upon the exercise of stock options outstanding at December 31, 2018, under the 2018 Plan and 2008 Plan and the Prior Plans, the weighted-average exercise price of those outstanding stock options, and the number of additional shares of Common Stock remaining available for future issuance of stock options and other stock based awards under the 2008 Plan as at December 31, 2018.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding stock options and stock rights (#)	Weighted average exercise price of outstanding stock options and stock rights ($)	Number of securities remaining available for future issuance of options, rights and other stock based awards (#)
Equity compensation plans approved by security holders:
2008 Plan	3,044,927	$1.01	–
2018 Plan	235,000	$1.23	335,000	(1)
(1)	As of December 31, 2018, only 15,000 shares remained available for future issuance. As of September 30, 2019, these shares are no longer available for issuance.

Audit and Compensation Committee Interlocks and Insider Participation

No member of the Board's Audit Committee, Compensation Committee or Governance Committee was at any time during the year ended December 31, 2018, or at any other time an officer or employee of the Company. No executive officer of the Company or Board member serves as a member of the board of directors, audit, compensation or governance committee of any other entity that has one or more executive officers serving as a member of SGRP's Board, Audit Committee, Compensation Committee or Governance Committee, except for the positions of Messrs. Brown and Bartels as directors and officers of SGRP and as directors and officers of each of its affiliates, including SBS, SAS and SIT (see Transactions with Related Persons, Promoters and Certain Control Persons, above).

OTHER BUSINESS

SGRP is not aware of any other business to be presented at the Special Meeting. All shares represented by SGRP proxies will be voted in favor of the proposals of SGRP described herein unless otherwise indicated on the form of proxy. If any other matters properly come before the meeting, SGRP proxy holders will vote thereon according to their best judgment.

STOCKHOLDER COMMUNICATIONS

Communications with SGRP and the Directors

Generally, a stockholder who has a question or concern regarding the business or affairs of SGRP should contact the Chief Financial Officer of SGRP. However, if a stockholder would like to address any such question directly to the Board, to a particular Committee, or to any individual director(s), the stockholder may do so by sending his or her question(s) in writing addressed to such group or person(s), c/o SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604, and marked "Stockholder Communication".

SGRP has a policy of generally responding in writing to each bona fide, non-frivolous, written communication from an individual stockholder. This policy is reflected in the SPAR Group, Inc. Statement of Policy Respecting Stockholder Communications with Directors dated as of May 18, 2004, approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. You can obtain and review a current copy of this policy on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

In addition, questions may be asked of any director at the Special Meeting and all of SGRP's directors are expected to attend the Special Meeting. Additionally, the Corporation believes its directors should attend all possible meetings of the Board and its committees and stockholders, but has not specified any required minimum attendance.

Submission of Stockholder Proposals and Director Nominations for Annual Meetings

For any business, nominee or proposal to be properly brought before any annual meeting by a stockholder (acting in his or her capacity as stockholder), the Restated By-Laws require that such stockholder must give timely written notice thereof by physical delivery to the Secretary of SGRP. Any stockholder who wishes to present any business, nominee or proposal for action at the 2020 annual meeting of stockholders of SGRP (the "Annual Meeting") must notify SGRP by no later than February 15, 2020. Such stockholder's notice shall be in the form and contain the substance required under the Restated By-Laws and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, notices of stockholder proposals and nominations submitted after February 15, 2020, or that do not conform to the requirements of the Restated By-Laws or Rule 14a-18 of the Securities Exchange Act of 1934 (relating to proposals to be presented at the meeting but not included in SGRP's proxy statement and form of proxy) will be considered untimely or incomplete, respectively, and thus such matters will not be brought before the 2020 Annual Meeting of stockholders.

Stockholder proposals submitted under Rule 14a-18 of the Securities Exchange Act of 1934 (relating to proposals to be presented at the meeting but not included in SGRP's proxy statement and form of proxy) can be submitted by no later than the 90th day preceding the scheduled stockholder meeting. Since such a proposal does not have to be in the Proxy Statement, this provision was added to the Restated By-Laws pursuant to the Settlement (see 2019 Restated By-Laws, above) and principally benefits those who make such a proposal and have sufficient votes to approve it, such as the Majority Stockholders. However, the Corporation may choose to voluntarily include such a proposal in its Proxy Statement to provide actual notice to all of its stockholders.

The Restated By-Laws provide that a stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business, nominee or proposal desired to be brought before the Annual Meeting and the reasons for considering the same at the Annual Meeting, (ii) the name and address, as they appear on SGRP's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of SGRP's stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (iv) any financial interest of such stockholder (or any affiliate or family member of such stockholder), whether current or at any time within the past three years, in such business, nominee or proposal. In addition, if the notice is a nomination of a candidate for director, the stockholder's notice also must contain (A) the proposed nominee's name and qualifications, including five year employment history with employer names and a description of the employer's business, whether such individual can read and understand basic financial statements, and board memberships (if any), (B) the reason for such recommendation, (C) the number of shares of stock of SGRP that are beneficially owned by such nominee, (D) a description of any business or other relationship, whether current or at any time within the past three years, between such nominee (or any affiliate or family member of such nominee) and either the Company, any of its directors or officers, its auditor, or any of its customers or vendors, and (E) a description of any financial or other relationship, whether current or at any time within the past three years, between the stockholder (or any affiliate or family member of such stockholder) and such nominee (or any affiliate or family member of such nominee).

If it is determined by the Governance Committee or the presiding officer of the Annual Meeting that a stockholder proposal was not made in accordance with the terms of the Restated By-Laws or the applicable SEC Rules or is not under the circumstances required to be considered thereunder, such proposal will not be acted upon at the Annual Meeting.

OTHER REPORTS

A COPY OF THE 2018 ANNUAL REPORT, THE Q2 2019 QUARTERLY REPORT ON FORM 10-Q AND THE CURRENT REPORTS ON FORM 8-K REFERENCED IN THIS PROXY STATEMENT ARE AVAILABLE AT INVESTORS.SPARINC.COM/SEC-FILINGS. THE 2018 ANNUAL REPORT INCLUDES A CONFORMED COPY OF SGRP'S 2018 ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 2018, AS FILED WITH THE SEC ON APRIL 24, 2019.

SGRP WILL PROVIDE EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT (EXCLUDING ALL EXHIBITS NOT EXPLICITLY INCORPORATED BY REFERENCE HEREIN). REQUESTS FOR COPIES OF THE 2018 ANNUAL REPORT MUST BE SENT TO C/O SPAR GROUP, INC., ATTN: JAMES R. SEGRETO, 333 WESTCHESTER AVENUE, SOUTH BUILDING, SUITE 204, WHITE PLAINS, NEW YORK 10604.

THE 2018 ANNUAL REPORT (INCLUDING FORM 10-K/A), THE Q2 2019 QUARTERLY REPORT ON FORM 10-Q AND THE CURRENT REPORTS ON FORM 8-K REFERENCED IN THIS PROXY STATEMENT ARE NOT PART OF SGRP'S SOLICITING MATERIAL.

PROXIES AND SOLICITATION

The proxy accompanying this Proxy Statement is solicited on behalf of the SGRP's Board of Directors. Proxies for the Special Meeting are being solicited by mail directly and through brokerage and banking institutions. SGRP will pay all expenses in connection with the solicitation of proxies. In addition to the use of mails, proxies may be solicited by directors, officers and regular employees of SGRP (who will not be specifically compensated for such services) personally or by telephone. SGRP will reimburse banks, brokers, custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

All stockholders are urged to complete, sign and promptly return the enclosed proxy card.

/s/ James R. Segreto James R. Segreto Secretary, Treasurer and Chief Financial Officer

White Plains, New York
December [●], 2019

ANNEX A

AMENDMENT TO 2018 STOCK COMPENSATION PLAN

[To be filed by 2019 amendment]

ANNEX B

AMENDMENTS TO BY-LAWS

Proposed Amendment No. 1 (Amendment to Existing Section 3.04):

Proposed Amendment No. 2 (Addition of New Section 3.13):

Section 3.13. Director Independence. A majority of the members of the Board shall be Independent Directors as and when required by the Nasdaq Stock Market Rules. For purposes of this Section 3.13, "Independent Director" shall mean a person who (1) is not an Executive Officer or employee of the Company (as such terms are defined in the Nasdaq Stock Market Rules), (2) is not a Family Member (as such term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules) of an individual who is, or at any time during the past three years was, employed by the Company as an Executive Officer, and (3) otherwise satisfies the independence criteria set forth in Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The standards of independence applicable to members of the Audit Committee, Compensation Committee and Governance Committee shall be consistent with the independence standards set forth for each such Committee in the applicable Nasdaq Stock Market Rules and rules promulgated under the Securities and Exchange Act of 1934, as amended, subject to any exemptions or cure periods under such rules.